Exhibit (2)A

EXECUTION VERSION

ZELLERS INC.,

HUDSON’S BAY COMPANY,

TARGET CORPORATION,

and

TARGET CANADA CO.

AMENDED AND RESTATED
TRANSACTION AGREEMENT

September 12, 2011

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

TRANSACTION AGREEMENT

Amended and Restated Transaction Agreement dated September 12, 2011 between Zellers Inc. (“Zellers”), Hudson’s Bay Company (“HBC”), Target Corporation (“Target”), and Target Canada Co.

RECITALS:

A.                                   Zellers operates a chain of retail department stores throughout Canada under the “Zellers” banner.

B.                                     Target operates a chain of retail department stores throughout the United States.

C.                                     Zellers wishes to assign certain of the leasehold interests that it currently uses in its operations subject to subleases back to it so as to allow it to continue to operate its business on such leased premises for varying periods of time.

D.                                    Target wishes to obtain an assignment of the aforesaid leasehold interests from Zellers to use for itself or to allow it to assign certain of such leasehold interests to other parties on terms that it may negotiate, subject in each case to the aforesaid subleases to Zellers.

E.                                      Zellers, HBC, Target, and Target Canada are parties to a transaction agreement dated January 12, 2011 (the “Original Transaction Agreement”) that, among other things, provides for the assignment by Zellers of certain leasehold interests to Target pursuant to the terms of the Original Transaction Agreement.

F.                                      Zellers, HBC, Target, and Target Canada are parties to an amending agreement dated February 17, 2011 to the Original Transaction Agreement (the “Amending Agreement”) that amended certain terms concerning the payment of the Purchase Price.

G.                                     The First Tranche Purchase Price has been paid by Target Canada pursuant to the Original Transaction Agreement and the other transactions contemplated by the Original Transaction Agreement to be completed on the First Tranche Closing Date have been so completed.

H.                                    Zellers, HBC, Target, and Target Canada wish to further amend and restate the Original Transaction Agreement, as contemplated in this Agreement.

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                   Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Accrued Interest” has the meaning specified in Section 3.8(3).

“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation of such term means the possession, directly or indirectly, of the power to direct the management and policies, business or affairs of a Person whether through the ownership of voting securities or otherwise.

“Agreement” means this amended and restated transaction agreement.

“Amending Agreement” means an amending agreement dated February 17, 2011 to the Original Transaction Agreement between Zellers, HBC, Target, and Target Canada.

“Ancillary Agreements” means the Lease Assignment and Assumption Agreements, the Subleases, the Designee Assignment and Assumption Agreements, and the Brand Waiver.

“Assignee” has the meaning specified in Section 12.2(1).

“Assumed Liabilities” has the meaning specified in Section 4.1.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license, no action letter or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Books and Records” means all books, records, files, reports and documents (including all correspondence, real estate and engineering data, facilities reports, blueprints and other property records), in whatever format.

“Brand Waiver” has the meaning specified in Section 9.2(e).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Minneapolis, Minnesota.

“Closing Date” means, as applicable, the First Tranche Closing Date or the Second Tranche Closing Date.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act and includes Persons authorized by the Commissioner of Competition.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” has the meaning specified in Section 7.3(4).

“Competition Tribunal” means the Competition Tribunal established under the Competition Act.

“Cost Basis” has the meaning specified in Section 3.8(2).

“Damages” means any losses, liabilities, damages, out of pocket expenses or costs (including reasonable legal fees and expenses), contingent or otherwise, whether liquidated or unliquidated, whether resulting from an action, suit, proceeding, arbitration, application, cause of action, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.

“Default Notice” means any written notice given by the Landlord under any Lease claiming or alleging that Zellers (or any Affiliate of Zellers) is or may be in default of its obligations under such Lease and which default or allegation of default remains uncured.

“Delivery Date” has the meaning specified in Section 2.1(4).

“Designee” has the meaning specified in Section 2.7(1).

“Designee Assignment and Assumption Agreement” has the meaning specified in Section 2.7(1)(a).

“Direct Claim” means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.

“Disclosure Letter” means the disclosure letter dated the Execution Date and delivered by Zellers to Target with the Original Transaction Agreement.

“Due Diligence File” means the electronic files (other than those contained in the folder entitled “Bay Lease Info”) on a computer hard drive created by Zellers and provided to Target (as updated by the electronic files on a computer hard drive created by Target and provided to Zellers on January 11, 2011) consisting of documents and information related to the Leases (including copies of all leases, occupancy agreements and amendments thereto and all other documents and correspondence in the possession or control of Zellers which relate to the Leases and the Leased Properties) assembled and made available by Zellers to Target.

“Effective Time” means 12:01 a.m. (Toronto time) on the relevant Closing Date, Vacancy Date or Delivery Date, as the case may be.

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, hypothecs, restrictions, development or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever.

“Excluded Liabilities” has the meaning specified in Section 4.2.

“Execution Date” means January 12, 2011.

“Failure to Operate” means a reduction, change or cessation in Zellers’ operations at a Leased Property which, were it to continue, would give rise to a Landlord Recapture Right and which is not caused by a force majeure.

“Final Adjustments” has the meaning specified in Section 3.3.

“First Four Fiscal Quarters” means the four full Fiscal Quarters ending immediately following the Execution Date.

“Fiscal Quarter” means any of the quarterly accounting periods of Zellers, ending on or about April 30, July 31, October 31 and January 31 of each year.

“First Tranche Closing Date” means the date that is 10 Business Days following the later of (i) the last day of the First Tranche Selection Period or (ii) the date that Competition Act Approval is obtained, but in either case subject to the satisfaction or waiver by the applicable Party or Parties of all conditions at the Effective Time on the First Tranche Closing Date.

“First Tranche Purchase Price” has the meaning specified in Section 3.1(1)(a).

“First Tranche Selection List” has the meaning specified in Section 2.1(1).

“First Tranche Selection Period” means the 120-day period following the Execution Date.

“First Tranche Subject Leases” means the Leases pertaining to the First Tranche Subject Leased Properties, subject to Sections 2.1(4) and 7.2(3).

“First Tranche Subject Leased Properties” means the Leased Properties listed on the First Tranche Selection List, subject to Section 2.1(4).

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, board, bureau, agency, commissioner, tribunal or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange, and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“HBC” means Hudson’s Bay Company.

“HST Declaration and Indemnity” means the HST declaration and indemnity in the form attached as Section 9.3(g) to the Disclosure Letter.

“Indemnified Party” means a Party with indemnification rights or benefits under this Agreement, including pursuant to Article 11.

“Indemnifying Party” means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 11.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of October 2, 2006 among U.S. Bank National Association, as Trustee for the benefit of the holders of Merrill Lynch Floating Trust Pass-Through Certificates, Series 2006-1, and the lenders under the Notes.

“Investment Grade Designee” means a Designee that, at the time of such Designee’s execution of a Designee Assignment and Assumption Agreement pursuant to Section 2.7(1)(a) or other assumption document pursuant to Section 2.7 with respect to the Subject Lease to be assigned and transferred to such Designee, has outstanding senior debt rated by at least two of the following rating agencies with minimum ratings as follows:

(i)                                     at least BBB- as determined by Standard & Poors,

(ii)                                  at least Baa3 as determined by Moody’s, or

(iii)                               at least BBB low as determined by the Dominion Bond Rating Service;

and in each case such rating is not subject to a negative watch or other similar notice suggesting a possible downgrade to below such level, and in each case Target Canada has provided to Zellers evidence reasonably satisfactory to Zellers of such ratings.

“Landlord” means the Person from time to time holding the landlord’s interest under any Lease.

“Landlord Recapture Right” means the right of a Landlord (through the exercise of an express right under a Lease) to terminate a Lease by reason of Zellers’ Failure to Operate.

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, and by-laws, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Entity, and (iii) policies, guidelines, notices and protocols, to the extent that they have the force of law.

“Lease Assignment and Assumption Agreement” has the meaning specified in Section 9.2(a).

“Lease Default” means an event which with the passage of time or the giving of notice or both would constitute a default or event of default of the tenant under a Lease, in each case where the relevant Landlord has provided written notice of such default, provided that any default arising as a result of the failure to obtain the consent of the applicable Landlords under the Subject Leases to the transactions contemplated by this Agreement (inclusive of the Wind-Down Actions, the Subleases and the rights of Zellers therein) shall not constitute a Lease Default.

“Leased Properties” means the leasehold lands, premises, buildings, and leasehold improvements pertaining to the Leases, which premises are listed and described in Section 5.1(i)(i) of the Disclosure Letter by reference to their mall name or municipal address, as applicable, and Zellers store number.

“Leases” means all agreements of Zellers to lease or otherwise occupy the Leased Properties.

“Material Lease Default” means (i) a Lease Default which would result in an express termination of a Lease as a result of a Landlord having provided a termination notice on or prior to the relevant Closing Date; or (ii) a Lease Default which could reasonably be expected to give rise to the termination of a Lease by the relevant Landlord or which could reasonably be expected to give rise to Zellers’ loss of possession under the Subject Lease by the Landlord; except in the case of (i) and (ii) a Lease Default where such breach or termination could be remedied by Target Canada or its Designee within 12 months after the relevant Closing Date with an expenditure of money not exceeding $50,000.  For certainty, any default arising under the Leases as a result of the failure to obtain the consent of the applicable Landlords under the Leases to the transactions contemplated by this Agreement (inclusive of the Wind-Down Actions, the Subleases and the rights of Zellers therein) shall not constitute a Material Lease Default.

“Monetary Lien” means (1) any Encumbrance that secures the payment of borrowed money, (2) any registered construction or mechanic’s lien, any execution upon a judgment or any pre-fixture or fixture filing under personal property legislation and (3) any Encumbrance (other than an inchoate or statutory Encumbrance in favour of any Governmental Entity or public or private utility for amounts not then due) that secures the payment of any cost or amount which is Zellers’ responsibility to pay under this Agreement or under Laws and which is overdue or in default and, payment of which is not subject to the allocation provisions of this Agreement (unless in the case of (3) Zellers otherwise gives Target Canada credit therefor whether or not allocation thereof is contemplated by this Agreement).

“Mortgages” means any mortgage of Zellers’ leasehold interest in the Leased Properties.

“Notes” means interests in (a) that certain Mezzanine A Loan Agreement dated as of October 2, 2006, as amended, between LT Mezz A LLC, a Delaware limited liability company, and Wells Fargo Bank, National Association, as custodian for the Participation Holders (as defined therein), and (b) that certain Mezzanine B Loan Agreement dated as of October 2, 2006, as amended, between LT Mezz B LLC, a Delaware limited liability company and GSRE-BS II, Ltd., as lender.

“Notice” has the meaning specified in Section 13.1.

“Notice Date” means the date upon which Target, Target Canada or a Designee gives Notice to Zellers of the Vacancy Date for any Subleases as contemplated by Section 2.4(1).

“Original Transaction Agreement” means the transaction agreement dated January 12, 2011 between Zellers, HBC, Target, and Target Canada.

“Outside Date” means September 30, 2011, provided that if the Competition Act Approval is not obtained by August 15, 2011, Zellers or Target may elect to extend from time to time the Outside Date by specified periods of not less than 30 days to no later than December 31, 2011.

“Participation Agreement” means that certain Mezzanine Loan Participation Agreement dated as of December 12, 2006 among Wells Fargo Bank, National Association, as custodian, and the holders of the Notes associated with the Mezzanine A Loan Agreement.

“Parties” means Zellers, HBC, Target, Target Canada and any other Person who becomes a party to this Agreement.

“Permitted Encumbrances” means the Encumbrances identified in Section 5.1(i)(iv) of the Disclosure Letter.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Pharmacy Notice Date” has the meaning specified in Section 2.6.

“Pharmacy Records” means all of the prescription files and prescription records, including patient profiles and refill histories, with respect to the pharmacies operated at the Subject Leased Properties.

“Purchase Price” means the aggregate of the First Tranche Purchase Price and the Second Tranche Purchase Price.

“Second Tranche Closing Date” means the date that is 10 Business Days following the last day of the Second Tranche Selection Period, but subject to the satisfaction or waiver by the applicable Party or Parties of all conditions at the Effective Time on the Second Tranche Closing Date.

“Second Tranche Purchase Price” has the meaning specified in Section 3.1(1)(a).

“Second Tranche Selection List” has the meaning specified in Section 2.2(1).

“Second Tranche Selection Period” means the 240-day period following the Execution Date.

“Second Tranche Subject Leases” means the Leases pertaining to the Second Tranche Subject Leased Properties, subject to Section 7.2(3).

“Second Tranche Subject Leased Properties” means the Leased Properties listed on the Second Tranche Selection List.

“Subject Leases” means the First Tranche Subject Leases and the Second Tranche Subject Leases, subject to Section 7.2(3).

“Subject Leased Properties” means the First Tranche Subject Leased Properties and the Second Tranche Subject Leased Properties.

“Subleases” means the subleases in respect of each of the Subject Leased Properties by and between Zellers and Target Canada or its Designee, pursuant to which Zellers shall sublet from Target Canada or its Designee the Subject Leased Properties for a term commencing on the applicable Closing Date and expiring on the earlier of (i) one day prior to the expiry or earlier termination of the term of the applicable Subject Leases, and (ii) the applicable Vacancy Date, and which subleases shall be in the form (and based on the terms and conditions set forth therein) attached as Section 1.1 to the Disclosure Letter (or may be in the form of licenses, occupancy agreement, or other agreements providing substantially all of the benefits and burdens as said form of Sublease, provided such licenses, occupancy agreements or other agreements are satisfactory in form to Zellers and Target Canada, each acting reasonably).

“Target” means Target Corporation.

“Target Canada” means, collectively, Target Canada Co. and one or more other subsidiaries (within the meaning of the Business Corporations Act (Ontario)) of Target incorporated under the laws of Canada or a province of Canada, as may be designated by Target in accordance with Section 1.12 prior to the First Tranche Closing Date.

“Target Canada Liabilities” has the meaning specified in Section 12.2(1).

“Target Entity” has the meaning specified in Section 7.7(2).

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax Refund” has the meaning specified in Section 3.7.

“Tax Returns” means any and all returns, reports, declarations and elections (including any amendments, schedules and attachments to them), made or filed or required to be made or filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii).

“Third Party Claim” means any action, suit, proceeding, arbitration, application, cause of action, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.

“Vacancy Date” means, with respect to a particular Sublease, the date that is 270 days following the Notice Date with respect to such Sublease; provided, Target or Target Canada may designate up to 20 particular Subleases in each of the First Four Fiscal Quarters for which the Vacancy Date would mean the date that is 180 days following the Notice Date with respect to each such Sublease; and provided further that:

(i)                                     no Vacancy Date shall be earlier than January 31, 2012; and

(ii)                                  no Vacancy Date shall be later than March 31, 2013.

“Wind-Down Actions” means the (i) conduct of liquidation sales at a Subject Leased Property the period for which shall not exceed, in the aggregate, 12 weeks and (ii) winding-down and closure of Zellers’ business and operations (including any action reasonably taken in connection therewith) so as to satisfy the provisions of Section

2.4(2), the period for which shall not exceed, in the aggregate, two weeks; provided however, that if a Landlord refuses to allow the conduct of a liquidation sale pursuant to clause (i) above and Target Canada has provided Notice at least 120 days prior to the applicable Vacancy Date, then (a) with respect to up to 10 Subject Leased Properties designated by Target Canada in such Notice from time to time, Zellers shall complete such activities at such Subject Leased Properties within eight weeks and (b) with respect to up to an additional 10 Subject Leased Properties designated by Target Canada in such Notice from time to time, Zellers shall not be permitted to conduct any liquidation sales at such Subject Leased Properties.

“Winnipeg Premises” means the portion of the premises known municipally as 450 Portage Avenue, Winnipeg, Manitoba and more particularly described in Section 2.9 of the Disclosure Letter.

“Zellers” means Zellers Inc.

“Zellers Entity” has the meaning specified in Section 7.7(1).

“Zellers Entity Location” has the meaning specified in Section 7.7(1).

“Zellers Liabilities” has the meaning specified in Section 12.1(1).

Section 1.2                                   Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders.  Words importing the singular number only include the plural and vice versa.

Section 1.3                                   Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.

Section 1.4                                   Currency.

All references in this Agreement or any Ancillary Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5                                   Certain Phrases, etc.

In this Agreement and any Ancillary Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.  Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

Section 1.6                                   Knowledge.

Where any representation or warranty contained in this Agreement or any Ancillary Agreement is qualified by reference to the knowledge of:

(1)                                  Zellers, it refers to the actual knowledge (without further inquiry) of Mark Foote, as Chief Executive Officer of Zellers, Michael Culhane, as Senior Vice-President and Chief Financial Officer of Zellers, David Mock, as Senior Vice-President, Merchandise Hardlines of Zellers, and Bruce Moore, as Senior Vice-President, Real Estate of HBC;

(2)                                  Target, it refers to the actual knowledge (without further inquiry) of Douglas Scovanner, as Executive Vice-President and Chief Financial Officer of Target, and Timothy Baer, as Executive Vice-President and General Counsel of Target;

in each case, without personal liability on the part of any of them.

Section 1.7                                   Disclosure Letter.

(1)                                  The Disclosure Letter forms an integral part of this Agreement for all purposes of it.

(2)                                  The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information called for in this Agreement.  The Parties acknowledge and agree that the Disclosure Letter and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(a)                                  any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(b)                                 an admission of any liability or obligation of any Party;

(c)                                  an admission that the information is material;

(d)                                 a standard of materiality, a standard for what is or is not in the ordinary course of business, or any other standard contrary to the standards contained in the Agreement; or

(e)                                  an expansion of the scope of effect of any of the representations, warranties and covenants set out in the Agreement.

(3)                                  Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature.  Inclusion of an item in any section of the Disclosure Letter is deemed to be disclosure for all purposes for which disclosure is required under this Agreement to the extent that the relevance of such disclosure to such other purposes is reasonably apparent.

(4)                                  The Disclosure Letter itself is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or

(ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

Section 1.8                                   References to Persons and Agreements.

Any reference in this Agreement to a Person includes its successors and permitted assigns.  The term “Agreement” and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

Section 1.9                                   Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.10                            Non-Business Days.

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

Section 1.11                            Time Periods.

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

Section 1.12                            Designation of Target Canada.

Target may, by Notice to Zellers given at least 10 Business Days prior to the First Tranche Closing Date, designate one or more other subsidiaries of Target as Target Canada and shall cause such subsidiaries to enter into and become bound by this Agreement as Target Canada on or prior to the First Tranche Closing Date.  Upon such designation, such entities together with Target Canada Co. shall be deemed for purposes of this Agreement and all Ancillary Agreements to be “Target Canada”.

Section 1.13                            Leasehold Interests.

Notwithstanding any provision of this Agreement or Ancillary Agreements to the contrary, for purposes of this Agreement and each Ancillary Agreement, (i) all references to “Lease” include any sublease or agreement to sublease by which Zellers (as subtenant) holds its interest in the related Leased Property, (ii) for the Leased Properties which are subject to a sublease or agreement to sublease (rather than a lease) in favour of Zellers, all references to Zellers’ “leasehold” interest in such Leased Property shall mean Zellers’ “subleasehold” interest (rather than a leasehold interest) in such Leased Property, any reference to “Landlord”  shall mean the sublandlord under the applicable sublease or agreement to sublease pursuant to which Zellers (as subtenant) holds its interest in such Leased Property, and any reference to “Sublease” shall mean a sub-sublease in such Leased Property in favour of Zellers, and (iii) all other similar references relating to the Leases and Leased Properties shall be interpreted and construed in a similar manner.

ARTICLE 2
AGREEMENT OF PURCHASE AND SALE

Section 2.1                                   First Tranche Subject Leased Properties.

(1)                                  From time to time during the First Tranche Selection Period, Target or Target Canada shall deliver to Zellers a Notice designating up to 110 Leases that shall be assigned and transferred on the First Tranche Closing Date (such list, as updated from time to time, including in accordance with Section 2.1(4), the “First Tranche Selection List”).

(2)                                  Subject to the terms and conditions of this Agreement, Zellers agrees to assign and transfer to Target Canada or at the direction of Target Canada to a Designee and Target Canada agrees to acquire and assume or cause to be acquired and assumed by a Designee on the First Tranche Closing Date in accordance with the terms of this Agreement, effective as of the Effective Time of the First Tranche Closing Date, the First Tranche Subject Leases, including all rights of Zellers relating thereto or arising thereunder (inclusive of any options of Zellers therein).  On or before the First Tranche Closing Date:

(i)                                     each of Zellers and Target Canada shall enter into a Lease Assignment and Assumption Agreement with respect to those First Tranche Subject Leases to be assigned to Target Canada; and

(ii)                                  Zellers shall, and Target Canada shall cause its Designees to, enter into a Designee Assignment and Assumption Agreement with respect to those First Tranche Subject Leases to be assigned to a Designee;

in respect of each of the First Tranche Subject Leases to effect the aforesaid assignment, transfer and assumption thereof.

(3)                                  Contemporaneous with the assignment and transfer of the First Tranche Subject Leases, each of Zellers and Target Canada shall enter into (or Target Canada shall cause its Designee to enter into) Subleases in respect of each of the First Tranche Subject Leased Properties the terms of which will commence as of the Effective Time of the First Tranche Closing Date.

(4)                                  If at the end of the First Tranche Selection Period the First Tranche Selection List includes fewer than 110 Subject Leases, Target Canada shall have the right to continue to designate additional Leases as First Tranche Subject Leases (and the relevant Leased Properties shall be First Tranche Subject Leased Properties), provided that the number of Leases designated on the First Tranche Selection List plus the number of additional Leases designated as First Tranche Subject Leases pursuant to this Section 2.1(4) may not exceed 110.  Target Canada shall have the right to take assignments of one or more First

Tranche Subject Leases on one or more dates (each, a “Delivery Date”) after the First Tranche Closing Date, provided (i) Zellers and Target Canada shall reasonably cooperate in executing, on the applicable Delivery Date, all documents and instruments contemplated under this Agreement to be delivered on a Closing Date, (ii) all such documents, when delivered, shall provide the Parties with all rights and obligations with respect to each Subject Leased Property that the Parties would have had if such documents and instruments had been delivered on the First Tranche Closing Date, (iii) such documents shall in all events be executed and delivered by the Parties on the earlier of (a) a date selected by Target Canada on at least 10 days advance written notice from Target Canada, and (b) the Second Tranche Closing Date, and (iv) no Delivery Date shall be within 10 Business Days of the Second Tranche Closing Date.

Section 2.2                                   Second Tranche Subject Leased Properties.

(1)                                  From time to time during the Second Tranche Selection Period, Target or Target Canada shall deliver to Zellers a written notice designating additional Leases that shall be assigned and transferred on the Second Tranche Closing Date (such list, as updated from time to time, the “Second Tranche Selection List”), provided that the number of Leases designated on the Second Tranche Selection List when added to the number of Leases designated on the First Tranche Selection List shall not be more than 220.

(2)                                  Subject to the terms and conditions of this Agreement, Zellers agrees to assign and transfer to Target Canada or at the direction of Target Canada to a Designee and Target Canada agrees to acquire and assume or cause to be acquired and assumed by a Designee on the Second Tranche Closing Date in accordance with the terms of this Agreement, effective as of the Effective Time of the Second Tranche Closing Date, the Second Tranche Subject Leases, including all rights of Zellers relating thereto or arising thereunder (inclusive of any options of Zellers therein).  On or before the Second Tranche Closing Date:

(i)                                     each of Zellers and Target Canada shall enter into a Lease Assignment and Assumption Agreement with respect to those Second Tranche Subject Leases to be assigned to Target Canada; and

(ii)                                  Zellers shall, and Target Canada shall cause its Designees to, enter into a Designee Assignment and Assumption Agreement with respect to those Second Tranche Subject Leases to be assigned to a Designee;

in respect of each of the Second Tranche Subject Leases to effect the aforesaid assignment, transfer and assumption thereof.

(3)                                  Contemporaneous with the assignment and transfer of the Second Tranche Subject Leases, each of Zellers and Target Canada shall enter into (or Target Canada shall cause its Designee to enter into) Subleases in respect of each of the Second Tranche Subject Leased Properties the terms of which will commence as of the Effective Time of the Second Tranche Closing Date.

Section 2.3                                   Right to Terminate Leases.

Instead of taking an assignment of any Subject Lease (or directing the assignment of such Subject Lease to a Designee) on the applicable Closing Date, Target Canada may negotiate with the applicable Landlord for the termination of such Subject Lease, provided that (i) no such termination shall be effective prior to the applicable Closing Date with respect to such Subject Lease; (ii) from and after the applicable Closing Date to and including the applicable Vacancy Date, Zellers shall have the same right to use and occupy the Subject Leased Property relating to such Subject Lease under a Sublease (or other agreement providing substantially similar rights) on all the same terms and conditions that would have applied had such Subject Lease been assigned to Target Canada (instead of terminated) and subleased to Zellers under a Sublease, except that all amounts that would have been paid as rent under such Sublease shall be paid to the Landlord, or as Target Canada may direct; (iii) such Subject Lease shall count as one of the Leases that Target Canada is entitled to designate under Section 2.1(1) or 2.2(1), notwithstanding Target Canada’s election to arrange for the termination (rather than assignment) of such Subject Lease; and (iv) the Vacancy Date for such Subject Leased Property shall be established by Target Canada giving a Notice in accordance with Section 2.4.

Section 2.4                                   Vacancy Date.

(1)                                  Target Canada, Target or a Designee may from time to time provide Notice to Zellers establishing the Vacancy Date for one or more Subleases.

(2)                                  On each Vacancy Date, effective as of the applicable Effective Time, the Sublease(s) identified in the Notice shall be terminated and Target Canada or a Designee shall accept and take possession of the relevant Subject Leased Properties, which Subject Leased Properties shall be (i) empty of all inventory, trade fixtures (including all store shelving, racks, display cases and stockroom shelving systems), personal property and debris, and (ii) free from any subtenants, licensees or other Persons in possession of all or any portion of the relevant Subject Leased Properties.  Notwithstanding the foregoing or any other provision of this Agreement, the Subject Leases or any Ancillary Agreement, Zellers shall have no obligation (a) to restore the Subject Leased Properties to a base building condition or standard, (b) to remove any leasehold improvements from the Subject Leased Properties, or (c) to repair, patch or replace any walls, ceilings or flooring damaged by the removal of trade fixtures, provided such removal is accomplished in a commercially reasonable manner.

Section 2.5                                   Ordinary Course Operations.

From the Execution Date until the expiration of the Second Tranche Selection Period, Zellers shall operate and cause to be operated the operations currently conducted by it and its Affiliates, and use commercially reasonable efforts to cause its licensees and subtenants to operate the operations currently operated by each of them, in and on the Leased Properties in the ordinary course of Zellers’ business and consistent with Zellers’ and Zellers’ Affiliates’, licensees’ and subtenants’ past practices (including maintaining and updating all Pharmacy Records in accordance with customary practices of the applicable pharmacy operator or required by Laws), Laws and in accordance with and subject to the terms of the Leases (including, with respect to any Lease as to which there exists a dispute or default that is disclosed in Section 5.1(i)(iii), 5.1(i)(vii) or 5.1(i)(viii) of the Disclosure Letter, using commercially reasonable efforts to resolve or cure such dispute or default), in each case in all material respects.  As to the Subject Leases and the Subject Leased Properties only, from the expiration of the Second Tranche Selection Period until the applicable Vacancy Date, Zellers shall operate and cause to be operated the operations currently conducted by it and its Affiliates, and use commercially reasonable efforts to cause its pharmacy licensees and subtenants to operate the operations currently operated by each of them, in and on the Subject Leased Properties in the ordinary course of Zellers’ business and consistent with Zellers’ and Zellers’ Affiliates’, pharmacy licensees’ and subtenants’ past practices (including maintaining and updating all Pharmacy Records in accordance with customary practices of the applicable pharmacy operator or required by Laws), Laws and in accordance with and subject to the terms of the Subleases, in each case in all material respects.  Notwithstanding the foregoing, (i) nothing in this Section 2.5 will derogate from Zellers’ rights contained in the Subleases or in Section 2.4 during the applicable portion of the time period during the conduct of the Wind-Down Actions, nor shall the exercise of such rights constitute a breach of this Section 2.5, (ii) the Wind-Down Actions shall not constitute a breach of this Section 2.5, provided such actions are taken in accordance with the terms of the respective Sublease and all Laws, (iii) the period during which liquidation sales may be conducted (as established pursuant to the definition of Wind-Down Actions) shall not be limited as described in such definition with respect to any Subject Leased Property as to which the conduct of a liquidation sale for such extended period will not and does not (a) give rise to a Landlord Recapture Right, (b) give rise to a Lease Default; or (c) diminish or limit any right or privilege of the tenant under the applicable Subject Lease, and (iv) Zellers has the right to terminate any sublease, license, concession or other occupancy agreement relating to the Leased Property at any time following the applicable Closing Date, excluding any pharmacy sublease, license, concession or other occupancy agreement.

Section 2.6                                   Pharmacy Records.

At the option of Target Canada, which may be exercised by Notice given by Target Canada to Zellers from time to time no later than 90 days prior to the applicable Vacancy Date (the “Pharmacy Notice Date”), but subject to Laws, Zellers shall and shall cause its Affiliates and shall use commercially reasonable efforts to cause any third-party operator of the pharmacy in the applicable Subject Leased Property to transfer to or upon the direction of Target Canada all or any portion of the Pharmacy Records specified in such Notice (to the extent a pharmacy is operating in the applicable Subject Leased Property), including paper file backup and a backup tape for all prescriptions (to the extent such exist), without retaining any copies of such Pharmacy Records other than such copies as Zellers or applicable pharmacy operator is required to retain by Laws (and, in such case, only to the extent and for so long as required by Laws). No additional consideration shall be payable by Target or Target Canada in connection with such transfer of Pharmacy Records.  Zellers shall, and shall cause its Affiliates to and use commercially reasonable efforts to cause the applicable pharmacy operator to, make such transfer in respect of each applicable Subject Leased Property (i) in a format reasonably requested by Target Canada, (ii) free and clear of all Encumbrances, (iii) on the applicable Vacancy Date (or such earlier date as is specified in such Notice, which date shall not be less than 30 days after the date such Notice is given) in respect of such Subject Leased Property provided Target Canada has provided appropriate notice by the applicable Pharmacy Notice Date, and (iv) if requested by Target Canada, pursuant to a mutually agreed upon file transfer agreement with terms consistent with those set forth in this Section 2.6.  The Parties shall cooperate to effect any such transfers in accordance with Laws.  Neither Zellers nor any of its

Affiliates will directly or indirectly solicit the transfer of any of the Pharmacy Records that may be transferred to or upon the direction of Target Canada pursuant to this Agreement to any stores or pharmacies operated by Zellers or any of its Affiliates or, subject to Laws, provide to any other Person any of the Pharmacy Records that are to be transferred to or upon the direction of Target Canada pursuant to this Agreement.  Zellers shall use commercially reasonable efforts to enforce any contractual rights it may have with the third-party operator of a pharmacy in each applicable Subject Leased Property restricting the solicitation or transfer of any of the Pharmacy Records that are to be transferred to or upon the direction of Target Canada pursuant to this Agreement where Zellers has knowledge of any actual or threatened breach of such provisions. For purposes of this Section 2.6 only, knowledge of Zellers shall include the actual knowledge of the General Merchandise Manager, Pharmacy of Zellers.

Section 2.7                                   Target Canada Assignment of Rights.

(1)                                  Target Canada may from time to time designate one or more Persons (each, a “Designee”) to be an immediate or subsequent assignee(s) of the Subject Leases, as follows:

(a)                                  If Target Canada wishes to have one or more Subject Leases assigned directly by Zellers to one or more Designee(s), Target Canada may upon at least 10 Business Days’ written notice in advance of a Delivery Date or a Closing Date, as the case may be, identify the Designee(s) that is or are to be the assignee(s) of the Subject Leases to be assigned and transferred by Zellers on the applicable Closing Date or Delivery Date, in which case, on such date, with respect to the Subject Lease(s) so identified:

(i)                                     the Designee(s) will execute and deliver an Assignment and Assumption of Lease Agreement in substantially the form specified in Section 2.7(1) of the Disclosure Letter (as such form may be modified in accordance with Section 2.7(5) of this Agreement, a “Designee Assignment and Assumption Agreement”) (and Zellers and Target Canada will not execute a Lease Assignment and Assumption Agreement) with respect to such Subject Leases(s), and

(ii)                                  such Designee(s) (and not Target Canada) will execute and deliver the Sublease(s) in favour of Zellers with respect to the applicable Subject Leased Properties.

Zellers need not make any assignment directly to a Designee unless such Designee executes and delivers a Designee Assignment and Assumption Agreement on the applicable Closing Date or Delivery Date.  If any Designee shall fail or refuse to execute and deliver a Designee Assignment and Assumption Agreement and Sublease with respect to any Subject Lease, Target Canada and Zellers shall, upon Target Canada’s request, enter into a Lease Assignment and Assumption Agreement and a corresponding Sublease in respect of the applicable Subject Lease on the Closing Date or Delivery Date.

(b)                                 If Target Canada wishes to assign to one or more Designee(s) one or more Subject Lease(s) previously assigned to Target Canada, Target Canada may at any time and from time to time do so without limit or qualification of any kind, except that any such assignment by Target Canada shall be subject to the rights of Zellers under any applicable Sublease then in effect.

(2)                                  In connection with the assignment of any Subject Lease(s) to any Designee(s) pursuant to Section 2.7(1), Target Canada and/or Target may by separate agreement with such Designee(s) provide representations and warranties in such form and content as Target Canada and/or Target may elect.  Zellers shall have no direct liability or obligation to any Designee on account of any such representations or warranties.  The assignment of a Subject Lease(s) to Designee(s) does not relieve Zellers of liability for a breach of any of the representations or warranties contained in Section 5.1 to the extent that such breach results in Damages to Target Canada or Target, subject, in all events, to the limitations contained in this Agreement, including Section 11.5.

(3)                                  Upon assignment of a Subject Lease (whether by Zellers pursuant to Section 2.7(1)(a) or by Target Canada pursuant to Section 2.7(1)(b)) to an Investment Grade Designee at any time up to the second anniversary of the applicable Vacancy Date for such Subject Lease, Target Canada and Target shall be released from all Subject Lease Obligations relating to such Subject Lease, to the extent, and only to the extent, (i) assumed by such Investment Grade Designee and (ii) an indemnity has been provided by such Designee with respect to such Subject Lease Obligation assumed by such Designee, in each case, in writing.  Such assumption and indemnity by an Investment Grade Designee may be accomplished:

(a)                                  in the case of an assignment pursuant to Section 2.7(1)(a), pursuant to a Designee Assignment and Assumption Agreement, or pursuant to an assumption and indemnity agreement by the Investment Grade Designee in favour of Zellers in a form which is acceptable to Zellers, acting reasonably; or

(b)                                 in the case of an assignment by Target Canada pursuant to Section 2.7(1)(b), pursuant to an assumption and indemnity agreement by the Investment Grade Designee in favour of Zellers in a form which is acceptable to Zellers, acting reasonably.  If pursuant to an instrument of assignment between Target Canada and a Designee, such Designee (i) assumes some or all Subject Lease Obligations with respect to a Subject Lease, and (ii) confirms in writing with Zellers that such assumption and indemnity runs in favour of Zellers, then Zellers shall join in (by attached joinder or otherwise) such instrument in order to (x) accept such assumption and (y) confirm the release of Target and Target Canada to the extent of the Subject Lease Obligations so assumed and indemnified.

Any release provided for in this Section 2.7(a)(3) shall be effective upon the execution by the Investment Grade Designee and receipt by Zellers of the aforesaid Designee Assignment and Assumption Agreement or other assumption and indemnity agreement, and shall require no further act, deed or writing.  Zellers agrees from time to time upon request of Target or Target Canada to confirm such releases, but the failure of Target or Target Canada to request any such confirmation, and the failure of Zellers to provide any such confirmation, shall not affect the automatic release provided in the preceding sentence.  For purposes hereof, “Subject Lease Obligations” means all obligations arising under (i) a Subject Lease assigned to a Designee, (ii) the Lease Assignment and Assumption Agreement or Designee Assignment and Assumption Agreement, as

applicable, pursuant to which such Subject Lease was assigned, (iii) the Sublease entered into or to be entered into with respect to such Subject Lease, and (iv) Sections 11.3(d) and 11.3(e) with respect to such Subject Lease.

(4)                                  No assignment of a Subject Lease to a Designee that is not an Investment Grade Designee at the time of assignment shall release Target Canada or Target from any Subject Lease Obligations.

(5)                                  The form of Designee Assignment and Assumption Agreement may be varied and modified by Target Canada in its discretion from time to time so long as such variations and modifications do not (a) expand upon any representations, warranties, covenants, obligations, or liabilities of Zellers beyond those contained in the form of Designee Assignment and Assumption Agreement specified in Section 2.7(1) of the Disclosure Letter, or (b) alter in any material respect the provisions of Section 5 of the form of Designee Assignment and Assumption Agreement specified in Section 2.7(1) of the Disclosure Letter.

(6)                                  Target and Target Canada shall remain responsible for and shall not, in any event, be released from any of their covenants and obligations under this Agreement in relation to the payment of the entire Purchase Price by reason of any assignments made pursuant to this Section 2.7.

Section 2.8                                   Access and Additional Information Relating to Leased Properties.

(1)                                  Subject to Target Canada complying with Laws, prior to the final Vacancy Date, Zellers shall, upon reasonable prior Notice, permit Target Canada and its representatives and advisers reasonable access to the Leased Properties during the period commencing two hours prior to the Leased Property opening for business to the public and ending two hours after the close of business, subject to the rights of all subtenants, licensees and concessionaires in the Leased Property (excluding, however, such subtenants, licensees and concessionaires that are Affiliates of Zellers) in order to make such reasonable investigations as Target Canada shall reasonably determine are necessary or advisable.  Target Canada shall perform such investigations in compliance with Laws.  Subject to Laws, and at the sole cost and expense of Target Canada, Zellers shall give Target Canada’s representatives and agents reasonable means necessary to effect such investigations and shall cause its agents, employees, officers and directors to aid such representatives and agents in such investigations.  Zellers is not required to disclose any information to Target Canada where such disclosure is prohibited by Laws or by the terms of any agreement.  Any investigations or tests which require drilling or other invasive actions shall be performed outside of the hours when the Leased Property is open for business to the public and shall be done only with the prior written consent of Zellers, acting reasonably, and all such inspections and tests contemplated by this Agreement shall not unduly interfere (and Target Canada and Target shall use their reasonable commercial efforts not to so interfere) with the use, access, operation and enjoyment by Zellers and its subtenants, licensees, concessionaries, customers and suppliers of the Leased Properties.

(2)                                  Except as necessary to perform the investigations contemplated by this Section 2.8, Target Canada and Target shall not make contact with any store employees of Zellers without the prior written consent of Zellers, such consent not to be unreasonably withheld.

(3)                                  Prior to entry onto the Leased Properties, Target Canada or Target, as applicable, shall have in effect a policy of general liability insurance with a reputable national insurance company and with coverages in accordance with normal commercial practices in Toronto, Ontario; provided, however, that such insurance may be carried under a blanket policy or pursuant to Target’s self-insurance program. At Zellers’ request, Target Canada or Target Canada’s representatives and agents, as the case may be, shall provide evidence of such insurance or self-insurance prior to any entry onto any of the Leased Properties.  Target Canada and Target each agree in favour of Zellers to repair forthwith any damage to the Leased Properties arising from such access or investigations (including by any Designee or potential Designee pursuant to Section 2.8(6)) at Target Canada and Target’s expense and shall jointly and severally indemnify and hold Zellers harmless from and against any and all losses, Damages (including, for greater certainty, lost profits), claims, costs (including costs on a solicitor and client basis) or liabilities in respect of physical injury or property damage that may be directly or indirectly suffered or incurred by Zellers directly arising from or in respect of the access or investigations by Target Canada, Target and/or any Designee, potential Designee and each of their representatives and advisors.

(4)                                  Zellers shall, within five days after receipt of a request from Target Canada or Target Canada’s counsel, execute and deliver to Target Canada all consents reasonably necessary to permit Target Canada to have inspections made by and to have existing records released to Target Canada by the municipal building and zoning departments, fire departments, public works departments, environmental agencies, elevator inspections branch of the provincial or territorial departments of labour and other appropriate authorities as Target Canada may consider advisable, acting reasonably, between the Execution Date and the Vacancy Date, respectively, for each Subject Lease.

(5)                                  From the Execution Date until the applicable Closing Date or Delivery Date, Zellers shall afford Target, Target Canada, and their respective representatives and advisers reasonable access to all Books and Records in Zellers’ possession or control relating to the Leased Properties or the Leases.

(6)                                  Each Designee and each Person identified by Target Canada as a potential Designee shall have the same access and inspection rights afforded to Target Canada under this Section 2.8, on and subject to the terms, conditions and requirements of this Section 2.8, provided that such potential Designee executes and delivers in favour of Zellers an access, confidentiality and indemnification agreement in the form attached as Section 2.8(6) to the Disclosure Letter and that the covenants and indemnity of Target and Target Canada in favour of Zellers and set out in Section 2.8(3) shall equally apply in respect of the examinations, investigations and testing undertaken by any Designee or any Person designated as a potential Designee.  For greater certainty, nothing in this Section will in any way limit the indemnification obligations of Target and Target Canada in favour of Zellers under Section 2.8(3).

Section 2.9                                   Winnipeg Lease Option.

Target Canada has the option to enter into an agreement with HBC to lease the Winnipeg Premises, which agreement will be based on the terms and conditions set forth in Section 2.9 to the Disclosure Letter.  If Target Canada and HBC have not executed such lease by the Second Tranche Closing Date, the Purchase Price shall increase by $12,500,000, which additional $12,500,000 shall be payable on October 3, 2011.

ARTICLE 3
PURCHASE PRICE

Section 3.1                                   Purchase Price.

(1)                                  The Purchase Price for the Subject Leases is $1,825,000,000, payable as follows:

(a)                                  the consideration payable by Target Canada to Zellers for the First Tranche Subject Leases on the First Tranche Closing Date is $400,000,000 US dollars and $516,500,000 Canadian dollars (the “First Tranche Purchase Price”), subject to adjustment in accordance with Section 3.3; and

(b)                                 the consideration payable on October 3, 2011 by Target Canada to Zellers for the Second Tranche Subject Leases is $912,500,000 (the “Second Tranche Purchase Price”), subject to adjustment pursuant to Section 2.9 and in accordance with Section 3.3.

(2)                                  Zellers and Target Canada agree to allocate the entire amount of the Purchase Price to the leasehold interests. The Parties agree to (and agree to cause each of their Affiliates to) execute and file all Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation.

Section 3.2                                   Payment of the Purchase Price.

(1)                                  On the First Tranche Closing Date, the First Tranche Purchase Price will be paid and satisfied, subject to adjustment in accordance with Section 3.3, as follows:

(a)                                  as to the Cost Basis of the Notes transferred and assigned to or on the direction of Zellers on the First Tranche Closing Date pursuant to Section 3.8(4), if any, plus any Accrued Interest on such Notes that has not been paid to Target Canada, by such transfer of such Notes; and

(b)                                 as to the balance, by Target Canada paying to or to the order of Zellers such amount by wire transfer of immediately available funds in accordance with a direction delivered by Zellers to Target Canada prior to the First Tranche Closing Date.

(2)                                  The Second Tranche Purchase Price will be paid on October 3, 2011, subject to adjustment in accordance with Section 3.3, as follows:

(a)                                  as to the Cost Basis of the Notes transferred and assigned to or to the order of Zellers on October 3, 2011 pursuant to Section 3.8(5), if any, plus any Accrued

Interest on such Notes that has not been paid to Target Canada, by such transfer of such Notes; and

(b)                                 as to the balance, by Target Canada paying or causing to be paid to or to the order of Zellers on October 3, 2011 such amount by wire transfer of immediately available funds in accordance with a direction delivered by Zellers to Target Canada prior to the Second Tranche Closing Date.

(3)                                  For purposes of this Section 3.2, the conversion of the Cost Basis of any Note to be transferred and assigned, together with the Accrued Interest thereon, from United States dollars to Canadian dollars shall be determined by reference to the applicable exchange rate, as reported by Bloomberg as of noon (Eastern Time) on the Business Day immediately preceding the date on which such Note was acquired by Target or Target Canada.

Section 3.3                                   Adjustments.

(1)                                  Except as otherwise provided in this Section 3.3 and subject to the rights and obligations of Zellers and Target Canada under the Subleases, all adjustments for basic rent, additional rents, damage/security deposits paid or payable to Landlords and interest thereon, if any, prepaid rents and interest thereon, if any, and operating expenses, utilities and realty taxes, payable or receivable under the Subject Leases, shall be made as of the relevant Vacancy Date (with all expenses, liabilities and revenues for the Vacancy Date being allocated to Zellers) and shall be paid on the relevant Vacancy Date pursuant to a statement of adjustments in respect of the relevant Leased Property to be prepared by Zellers and approved by Target Canada, each acting reasonably, at least 10 days prior to the relevant Vacancy Date (a “Statement of Adjustments”).

(2)                                  If the final cost or amount of any item which is to be adjusted cannot be determined at the relevant Vacancy Date, then (unless otherwise provided in this Section 3.3) an initial adjustment for such item shall be made at the relevant Vacancy Date, such amount to be estimated by Zellers, acting reasonably, as of the relevant Vacancy Date on the basis of the best evidence available at such Vacancy Date as to what the final cost or amount of such item will be.  Additional rents and operating cost adjustments to be determined by a Landlord following a fiscal or calendar year end shall not be adjusted until such determination. All amounts which have been estimated because they have not been finally determined by the relevant Vacancy Date shall be finally adjusted in accordance with this Section 3.3(2) (such final adjustments being the “Post-Vacancy Adjustments”).  In each case when such cost or amount is determined, Zellers or Target Canada, as the case may be, shall within 30 days thereafter provide a complete statement of such final determination to the other and within 30 days after such 30-day period (or if there is a dispute over such amount, after the matter is determined by the Auditor pursuant to this Section) the necessary Post-Vacancy Adjustment shall be made. In the case of any dispute between the Parties with respect to any Post-Vacancy Adjustments, the final cost or amount of an item shall be determined by a national audit firm (the “Auditor”) appointed jointly by Zellers and Target Canada within 10 Business Days after the issue is referred by one of the Parties to the Auditor for such determination.  The cost of such determination shall be shared equally between the relevant Parties.  Zellers and Target Canada agree to execute and deliver on the relevant Vacancy Date an undertaking to re-adjust and pay the amount of any Post-Vacancy Adjustments as may be owing pursuant to the provisions of this Agreement.  Notwithstanding any other provision of this Section 3.3, save and except for those Post-Vacancy Adjustments being determined by the Auditor in the manner set out herein (the “Audited Claim”), all adjustments and Post-Vacancy Adjustments to be made pursuant to this Section 3.3 shall, in any event, be completed on or before the date which is no later than the second anniversary of the relevant Vacancy Date (the “Final Adjustment Date”) and no claim for any re-adjustment may be made by either party thereafter, unless and only to the extent such claim is an Audited Claim or is an adjustment pursuant to Section 3.3(3) or Section 3.5.  Subject to the terms of the applicable Sublease, Zellers shall, without delay, be responsible to conclude all final reconciliations of all sums payable or receivable by the tenant under the Subject Leases in accordance with the terms of each Subject Lease and Target Canada shall provide such assistance as may be reasonably required.  Subject to the terms of the applicable Sublease, Zellers and Target Canada agree that Target Canada shall not be responsible for any percentage rents attributable to Zellers’ sales, special service costs (such as additional janitorial services, additional HVAC supplied) and other costs for special services provided at the request of Zellers to a standard higher than the norm called for by the terms of the relevant Lease, or penalties and interest charged by the Landlord in respect of amounts owing which are attributable to the period prior to the Vacancy Date.

(3)                                  Zellers shall be entitled after the Vacancy Date to any amounts payable to Zellers and responsible for any amounts owing by Zellers, pursuant to, or in respect of any agreements with Governmental Entities or any owners of property adjoining the Leased Properties or under or in respect of the Subject Leases or the Leased Properties whereby any other Person is required to pay, reimburse, refund or otherwise contribute any amount to Zellers in respect of any improvements, work, services or costs that have been supplied, constructed, installed, performed or paid by Zellers prior to the relevant Vacancy Date (in each case, a “Prepaid Cost Refund”) or whereby any other Person is entitled to be paid any such similar amount by Zellers.  This obligation survives the relevant Vacancy Date and the Final Adjustment Date, notwithstanding any other provision of this Agreement or any Ancillary Agreement.  To the extent Target Canada receives any Prepaid Cost Refund, Target Canada shall hold such Prepaid Cost Refund in trust for Zellers and shall endorse in favour of Zellers and deliver to Zellers the Prepaid Cost Refund forthwith upon receipt.  Nothing in this Agreement, the Subject Leases or the Ancillary Agreements, shall preclude Zellers from commencing or maintaining an action against a third party from whom Zellers is entitled to receive a Prepaid Cost Refund. Any such amount payable by Zellers shall be paid within 10 days following a request for payment from Target Canada or the applicable recipient.  Notwithstanding the foregoing, Zellers may, upon prior consultation with Target Canada, deal directly with a Landlord following the applicable Closing Date in connection with all claims and disputes (including reconciliation of all payments and charges thereunder) between the Landlord and Zellers with respect to the Leased Property arising prior to the applicable Closing Date; provided, however, such actions shall in no event adversely impact Target Canada’s rights or obligations under the Subject Lease.

Section 3.4                                   Sales and Transfer Taxes.

Target Canada or the applicable Designee or Designees shall be liable for and pay all sales and transfer taxes (including land transfer taxes), registration charges and transfer fees payable (i) by the assignee in respect of the assignment of the Subject Leases from Zellers to Target Canada or a Designee or Designees and (ii) in connection with any transfer of Pharmacy Records.  Zellers and Target Canada shall each be liable for and shall pay 50% of any sales and transfer taxes (including land transfer taxes), registration charges and transfer fees payable in connection with the registration of any of the Subject Leases and any transfer thereof occurring prior to the applicable Closing Date (to the extent that Target Canada or Target has requested such registration by reason of such registration being reasonably required in order for Target Canada or a Designee to register the assignment to Target Canada or such Designee or obtain title insurance or a title opinion reasonably satisfactory to Target Canada or such Designee).  Zellers shall provide such assistance and execute such documents as Target Canada may reasonably require to complete such registrations.

Section 3.5                                   Goods and Services Tax and Harmonized Sales Tax.

Subject to Section 3.6, Target Canada shall be liable for and shall pay, or shall cause the applicable Designee or Designees to be liable for and pay, to Zellers an amount equal to any goods and services tax and harmonized sales tax payable by Target Canada and collectible by Zellers under the Excise Tax Act (Canada), plus an amount equal to any similar value added or multi-staged tax imposed (including, for greater certainty, any applicable Quebec Sales Tax) by any applicable provincial or territorial legislation, in respect of the assignment of the Subject Leases to Target Canada or the Designee or Designees.  Any such taxes shall be paid to Zellers no later than three Business Days before such taxes, if any, are due to be remitted by Zellers.

Section 3.6                                   Self-Assessment of GST and HST on Real Property.

To the extent permitted under subsection 221(2) of the Excise Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial or territorial legislation and provided that Target Canada delivers or causes to be delivered by the applicable Designee or Designees on the Closing Date to Zellers the HST Declaration and Indemnity, Target Canada or the applicable Designee or Designees shall self-assess and remit, where applicable, directly to the appropriate Governmental Entity any goods and services tax and harmonized sales tax imposed under the Excise Tax Act (Canada) and any similar value added or multi-staged tax imposed by any applicable provincial or territorial legislation payable in connection with the assignment of the Subject Leases under this Agreement.  Target Canada or the applicable Designee or Designees shall make and file any returns in accordance with the requirements of subsection 228(4) of the Excise Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial or territorial legislation.

Section 3.7                                   Tax Refunds.

In the event that there are any realty tax appeals in respect of any Subject Leased Property for any tax year prior to and including the year in which the applicable Vacancy Date for such Subject Leased Property occurs (but not any subsequent tax year), Zellers may, at its option, at no cost to Target Canada, and provided that it does not and will not materially and adversely affect future assessments, continue such appeals (or, at Zellers’ election, require Target Canada to pursue such appeals in good faith at Zellers’ expense, and without Target Canada being required to incur any liabilities or obligations) and shall be entitled to receive any rebate, refund, credit, reassessment, readjustment, payment and/or the like from time to time (the full amounts of each being a “Tax Refund”) resulting therefrom to the extent relating to the period prior to the applicable Vacancy Date; provided that Zellers shall consult with Target Canada (or Target Canada with Zellers as the case may be) with respect to, and Target Canada (or Zellers as the case may be) acting reasonably shall have the right to approve, any final settlement or disposition of any such appeal (such approval shall be deemed to have been given by Target Canada (or Zellers as the case may be) if Target Canada (or Zellers as the case may be) has not responded within 15 Business Days of a request by Zellers (or Target Canada as the case may be) for such approval). Each of Target Canada and Zellers agrees to co-operate with the other with respect to all such appeals or reassessments and to provide the other with access to any necessary documents or materials required to continue any such appeals or reassessments.  Target Canada shall cooperate with Zellers as to any tax appeals and shall, if requested to do so, execute such applications, authorizations or other documents as may be necessary for Zellers to undertake and pursue the appeal.  To the extent Target Canada receives any Tax Refund in respect of the period prior to the applicable Vacancy Date, Target Canada shall hold such Tax Refund in trust for Zellers and shall endorse in favour of Zellers and deliver to Zellers the Tax Refund promptly upon receipt; provided that, in all cases, readjustments with the Landlords under the Subject Leases as the result of any Tax Refund may be effected by Target Canada prior to the payment of any Tax Refund to Zellers and the amount otherwise owing to Zellers in accordance with the foregoing shall be reduced by any amount payable to any Landlord as a result of any such adjustments (it being agreed that Target Canada shall provide Zellers with copies of any written communication with the Landlord in respect of the foregoing).  Similarly, to the extent Zellers receives any Tax Refund for the period following the relevant Vacancy Date, Zellers shall hold such Tax Refund in trust for Target Canada and shall endorse in favour of Target Canada and deliver to Target Canada the Tax Refund forthwith upon receipt.  If Target Canada sells or otherwise disposes of its interest in the Subject Lease to any Person (including to any Designee), it shall obtain a covenant from such Person in favour of Zellers in which such Person agrees to observe and be bound by the terms of this Section.

Section 3.8                                   Note Purchase Facility.

(1)                                  Target shall, or shall cause Target Canada or one or more other Affiliates of Target to, acquire Notes for an acquisition cost of up to $200,000,000 subject to and in accordance with the terms set out in this Section 3.8 and procedures to be agreed upon by the Parties.

(2)                                  The acquisition cost to Target, Target Canada or such Affiliate of any Notes (the “Cost Basis” of such Notes) shall not exceed the principal amount of such Notes plus any interest that has accrued and is unpaid on such Notes at the time of such acquisition.

(3)                                  Any interest accruing on any Notes from the time of acquisition of such Notes pursuant to this Section 3.8 to the applicable Closing Date upon which such Notes are transferred in accordance with Section 3.2 (the “Accrued Interest”) shall accrue to the benefit of Target, Target Canada or the applicable Affiliates, as the case may be.  Any interest that is paid to Target, Target Canada or any such Affiliate on the Notes shall be retained by them.

(4)                                  Subject to the terms and conditions of this Agreement, on the First Tranche Closing Date Target Canada shall transfer and assign or cause to be transferred and assigned to or at the direction of Zellers all right, title and interest of Target, Target Canada and such Affiliates, as the case may be, in and to any and all Notes acquired pursuant to this Section 3.8 prior to such time.

(5)                                  Subject to the terms and conditions of this Agreement, on October 3, 2011 Target Canada shall transfer and assign or cause to be transferred and assigned to or at the direction of Zellers all right, title and interest of Target, Target Canada and such Affiliates, as the case may be, in and to any and all Notes acquired pursuant to this Section 3.8 that have not been transferred and assigned pursuant to Section 3.8(4).

(6)                                  All Notes transferred and assigned pursuant to Section 3.8(4) and Section 3.8(5) shall be free and clear of any Encumbrances other than any such Encumbrances that existed when such Notes were acquired by Target, Target Canada or such Affiliates, as the case may be.

(7)                                  Target and Target Canada shall not be required to acquire any Notes pursuant to this Section 3.8 prior to the date that is 14 days after the conditions set forth in Section 3.8(8)(d) and (e) have been satisfied or after the date that is 14 days before the Second Tranche Closing Date.

(8)                                  The obligations pursuant to this Section 3.8 shall be subject to the following:

(a)                                  the availability of Notes for purchase in the market at prices and on other terms and conditions consistent with this Section 3.8;

(b)                                 compliance by the Parties with Laws;

(c)                                  each of the Parties being satisfied, in its own discretion, with respect to any proposed purchase of Notes contemplated by this Section 3.8:

(i)                                     that such purchase is in the best interests of such Party in the context of the transactions contemplated by this Agreement;

(ii)                                  that such Notes may be acquired and transferred as contemplated by this Section 3.8;

(iii)                               with the assets, liabilities, obligations, collateral, conditions, obligors and guarantors associated with such Notes and any acquisition or transfer of such Notes; and

(iv)                              with the tax treatment of the transactions contemplated by this Section 3.8;

(d)                                 in connection with each purchase of Notes, Zellers has obtained and delivered to Target Canada a Rating Agency Confirmation (as defined in the Intercreditor Agreement and in the Participation Agreement) with respect to the transfer of such Notes to Target Canada; and

(e)                                  in connection with each purchase of Notes, Zellers has obtained the consent of all of the holders of such Notes, and if required, the consent of the Senior Lender (as defined in the Intercreditor Agreement) and any other consents as may be required, to allow the transfer of such Notes from Target Canada to Zellers or its designee without any conditions (except as may be acceptable to each Party in its own discretion) and has caused to be amended all agreements that restrict the transfer of such Notes to Zellers or its designee (including the Intercreditor Agreement and Participation Agreement) to allow such transfer without any conditions (except as may be acceptable to each Party in its own discretion), and if required, has delivered a Rating Agency Confirmation with respect to such amendments; provided that Target Canada agrees to consent to elimination of any restrictions on transfer of the Notes to Zellers or its designee.

(9)                                  If, for any reason, Target Canada is not able to transfer and assign any Notes acquired as contemplated by this Section 3.8 in satisfaction of a portion of the Purchase Price as contemplated by Section 3.2, HBC will indemnify and save Target, Target Canada and Target’s other Affiliates harmless from and against, and shall reimburse them for, the amount, if any, by which the Cost Basis of such Notes and any Accrued Interest in respect of such Notes exceeds the amount realized by them upon disposition of such Notes.

ARTICLE 4
ASSUMED LIABILITIES

Section 4.1                                   Assumed Liabilities.

Target Canada agrees to discharge, perform and fulfil the following, except for the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)                                  all obligations and liabilities incurred or accruing after the Effective Time on the applicable Closing Date relating to or arising under the Subject Leases, except obligations and liabilities related to any Lease Default existing prior to the relevant Closing Date;

(b)                                 any defaults, obligations or claims arising solely as a result of the failure to obtain the consent of the applicable Landlords under the Subject Leases to: (i) the transactions contemplated by this Agreement, (ii) the assignment of the Subject Leases as contemplated by this Agreement, (iii) the entering into the Subleases, and/or (iv) the Wind-Down Actions; and

(c)                                  all obligations and liabilities for Taxes allocated to Target Canada under Sections 3.5, 3.6, and 3.7.

Section 4.2                                   Excluded Liabilities.

Target Canada shall not assume, and shall have no obligation to discharge, perform or fulfil, the following liabilities and obligations (the “Excluded Liabilities”):

(a)                                  except as otherwise expressly provided in Section 4.1(b), liabilities incurred or accruing prior to the Effective Time on the applicable Closing Date relating to or arising under the Subject Leases, unless otherwise agreed to by the Parties;

(b)                                 any Taxes, other than (i) Taxes incurred or accruing after the Effective Time on the applicable Closing Date relating to or arising under the Subject Leases, and (ii) Taxes allocated to Target Canada under Sections 3.5, 3.6, and 3.7; and

(c)                                  any other obligation or liability which Target Canada has not expressly agreed to discharge, perform or fulfil under this Agreement.

For the avoidance of doubt:

(d)                                 any liabilities and obligations of Zellers under the Subleases shall be deemed to be Excluded Liabilities; and

(e)                                  Target Canada shall not assume, and shall have no obligation to discharge, perform or fulfil, any liabilities or obligations relating to:

(i)                                     contracts or agreements entered into by Zellers or its Affiliates (other than the Subject Leases); or

(ii)                                  employees of Zellers or its Affiliates or benefits relating to those employees.

Section 4.3                                   “As Is, Where Is”.

Except for the representations, warranties, covenants and certifications of Zellers and HBC expressly set out in (i) this Agreement, (ii) the Ancillary Agreements and (iii) any closing documents delivered by Zellers on any Closing Date or Delivery Date, Target Canada irrevocably acknowledges and agrees, without condition, reservation or qualification of any kind whatsoever, that:

(a)                                  in entering into this Agreement and completing the purchase of the Subject Leases by Target Canada contemplated hereby, Target Canada and Target have relied and will continue to rely solely and exclusively upon their own inspections, investigations and due diligence with respect to the Subject Leases and the Subject Leased Properties;

(b)                                 the Subject Leases are being purchased by Target Canada and the Subject Leased Properties are being delivered strictly on an “as is, where is” basis, at Target and Target Canada’s sole risk and peril, without any express or implied agreement or representation and warranty or certification of any kind whatsoever or any liability or obligation by or on behalf of Zellers as to any matter concerning or relating to the Subject Leases or the Subject Leased Properties, including its or their physical or financial condition, suitability for development, fitness for a particular purpose, marketability, title, title liens and Encumbrances (registered or otherwise), physical condition or characteristics, profitability, use or zoning, environmental condition, existence of latent defects, quality, or any other condition or characteristic thereof, or availability or non-availability of any Landlord consent required for any assignment of the Subject Leases unless such non-availability is due to a Lease Default; and

(c)                                  as part of Target Canada’s agreement to purchase the Subject Leases and accept the Subject Leases and the Leased Properties “as-is, where-is”, and not as a limitation on such agreement, Target Canada and Target hereby unconditionally and irrevocably waive any and all actual or potential rights or Damages Target Canada or Target might have against Zellers pursuant to any warranty, express or implied, of any kind or type, other than those representations, warranties, covenants and certifications expressly set forth in this Agreement, the Ancillary Agreements and any closing documents delivered by Zellers or HBC on any Closing Date or Delivery Date.  Such waiver includes waiver of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of occupancy, strict liability and claims of every kind and type, including claims regarding defects, whether or not discoverable, product liability claims, or similar claims, and to all other extent or later created or conceived of strict liability or strict liability type claims and rights.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ZELLERS

Section 5.1                                   Representations and Warranties of Zellers.

Zellers represents and warrants as of the Execution Date as follows to Target and Target Canada and acknowledges that Target and Target Canada are relying upon the representations and warranties in connection with Target Canada’s purchase of the Subject Leases and the assumption by Target Canada of the Assumed Liabilities:

Corporate Matters

(a)                                  Incorporation and Qualification.  Zellers is a corporation incorporated and existing under the Laws of its jurisdiction of incorporation and has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under this Agreement.

(b)                                 Corporate Authorization.  The execution and delivery of, and performance by Zellers of, this Agreement and the Ancillary Agreements have been authorized by all necessary corporate action on the part of Zellers.

(c)                                  No Conflict.  The execution and delivery of this Agreement and the Ancillary Agreements, and the performance by Zellers of the transactions contemplated by this Agreement and the Ancillary Agreements, do not constitute or result in a violation or breach of, or conflict with, or default under, or give rise to or create an Encumbrance (other than any Permitted Encumbrance) on any Lease under, or allow any Person to exercise any rights under, any of the terms or provisions of:

(i)                                     its constating documents or by-laws, or

(ii)                                  any Law applicable to Zellers.

(d)                                 Required Authorizations.  Except for the Competition Act Approval and as disclosed in Section 5.1(d) of the Disclosure Letter, no material filing with, notice to, or Authorization of, any Governmental Entity is required on the part of Zellers, as a condition to the lawful completion of the transactions contemplated by this Agreement, except with respect to any filing related to the transfer of the Pharmacy Records or except for filings or Authorizations required as a result of the status or identity of Target Canada.

(e)                                  Execution and Binding Obligation.  This Agreement has been duly executed and delivered by Zellers and constitutes legal, valid and binding agreements of it enforceable against it in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)                                    Residence of Zellers.  Zellers is not a non-resident of Canada within the meaning of the Tax Act.

General Matters

(g)                                 Compliance with Laws.  Other than as disclosed in the Due Diligence File or Section 5.1(g) of the Disclosure Letter, Zellers is operating the stores on the Leased Properties in compliance with all Laws in all material respects; provided, nothing in this Section 5.1(g) shall expand the scope of any representation or warranty contained in Section 5.1(i).

(h)                                 No Options, etc. to Purchase Assets.  Except for Target Canada’s right under this Agreement, and except as disclosed in the Due Diligence File and in Section 5.1(h) of the Disclosure Letter, no Person has any contractual right or privilege for the purchase or other acquisition from Zellers or any of its Affiliates of any of the Subject Leases or to Zellers’ knowledge, as of the Execution Date, any of the Pharmacy Records.

(i)                                     Leases and Leased Properties

(i)                                     Section 5.1(i)(i) of the Disclosure Letter sets forth a true, accurate and complete list of each Lease by reference to its municipal address or the name of the shopping centre at which the Leased Properties are located.

(ii)                                  Except as disclosed in Section 5.1(i)(ii) of the Disclosure Letter, the Due Diligence File contains true, accurate and complete copies of the Leases and all Default Notices, in each case in all material respects.  Except as disclosed in Section 5.1(i)(ii) of the Disclosure Letter or in the Due Diligence File, and except for any amendment or other instrument entered into after the Execution Date with Target Canada’s consent pursuant to

Section 7.6, the Leases have not been altered or amended in any material respect.

(iii)                               Except as disclosed in Section 5.1(i)(iii) of the Disclosure Letter, each of the Leases creates a valid and binding leasehold interest which interest is in full force and effect, excluding any failure of title arising from non-compliance with the Planning Act (Ontario) or any similar Laws governing subdivision or severance of real property in other provinces.

(iv)                              Zellers is the sole legal and beneficial owner of the leasehold interest in the Leased Properties pursuant to the Leases and has leasehold title under each of the Leases subject only to the Permitted Encumbrances, excluding any failure of title arising from non-compliance with the Planning Act (Ontario) or any similar Laws governing subdivision or severance of real property in other provinces.

(v)                                 Except as set forth in the Due Diligence File or Section 5.1(i)(v) of the Disclosure Letter, to Zellers’ knowledge as of the Execution Date, there are no prohibitions or material restrictions that have impaired the use of a Leased Property for a department store or junior department store including pharmacy and food sales operations, to the extent that such uses and operations exist on such Leased Property as of the Execution Date as currently operated by Zellers, but excluding operations which are not typically conducted in a “Target” store.

(vi)                              Zellers has not entered into any agreement to sell, transfer, mortgage, or otherwise dispose of the leasehold right, title and interest of Zellers in and to any Leased Property or the air or density rights relating to any Leased Property other than as set out in the Due Diligence File or in Section 5.1(i)(vi) of the Disclosure Letter.

(vii)                           To Zellers’ knowledge, all Material Lease Defaults are listed in Section 5.1(i)(vii) of the Disclosure Letter.

(viii)                        Except as disclosed in Section 5.1(i)(viii) of the Disclosure Letter or in the Due Diligence File:

(1)                                  all payments owed by Zellers under each of the Leases are not overdue and will not be overdue as of the applicable Closing Date or will be adjusted in accordance with Section 3.3;

(2)                                  there is no Material Lease Default under any Lease;

(3)                                  except in respect of any Failure to Operate caused by force majeure (to Zellers’ knowledge no such force majeure exists as of the Execution Date), at each of the Leased Properties with respect to which the Landlord has a

Landlord Recapture Right under the applicable Lease, there is no Failure to Operate; and

(4)                                  as of the Execution Date, Zellers has not given notice to the Landlord of a material default by the Landlord under any Lease.

(ix)                                Except as disclosed in the Due Diligence File or in Section 5.1(i)(ix) of the Disclosure Letter, Zellers has not exercised any option to terminate or right to terminate any Lease.

(x)                                   Except as disclosed in Section 5.1(i)(x) of the Disclosure Letter neither Zellers nor any of Zellers’ Affiliates has any option to purchase, right of first refusal or other similar right to acquire any Leased Property, other than as set out in the Due Diligence File.

(xi)                                Except as disclosed in the Due Diligence File or Section 5.1(i)(xi) of the Disclosure Letter, Zellers has not expressly waived any material rights under any Lease (i) relating to the use of the Leased Property or (ii) impairing the visibility, signage, parking or access to the Leased Property in any material respect, which remain uncompleted as of the Execution Date.

(xii)                             Except as disclosed in the Due Diligence File or in Section 5.1(i)(xii) of the Disclosure Letter, to the knowledge of Zellers, no written order or directive (that has not been satisfied) has been received by Zellers from any Governmental Entity (a) prohibiting the operation of any Leased Property or (b) requiring the cure or rectification of any material defects in the construction of the building or improvements on or forming a part of any of the Leased Properties or relating to any work, in order to comply with any building codes, land use, zoning by-laws, fire codes, environmental protection registration or any other Laws which, if not cured or rectified, would have a material adverse effect on any of the Leased Properties.

(xiii)                          Except as disclosed in Section 5.1(i)(xiii) of the Disclosure Letter, no Person has any right to purchase, option to purchase, right of first offer, right of first refusal or other similar right to acquire the Leased Properties in favour of any Person which will prevent Target Canada’s acquisition of Zellers’ leasehold interest of any Leased Property other than Target Canada pursuant to this Agreement, and subject to generally applicable statutory rights of a Governmental Entity, no Person other than Zellers and its subtenants, licensees and concessionaires whose occupancies will be terminated by Zellers by the applicable Vacancy Date is using or has any right to use, or is in possession or occupancy of, any part of such Leased Property.

(xiv)                         Except as disclosed in the Due Diligence File, there is not presently outstanding in respect of any Leased Property any judgment, decree,

injunction or order of any Governmental Entity or in favour of any Person which would have a material adverse effect on such Leased Property.

(xv)                            Except as disclosed in the Due Diligence File or in Section 5.1(i)(xv) of the Disclosure Letter, Zellers has no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against any of the Leased Properties.

Other Matters

(j)                                     Litigation.  There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to Zellers’ knowledge, threatened against Zellers, which, to the extent outstanding or if determined adversely to Zellers, would prohibit a material portion of the transactions contemplated by this Agreement.

(k)                                  Taxes.  No failure, if any, of Zellers to duly and timely withhold, collect, report, remit or pay any Taxes as required by Laws will result in an Encumbrance of any nature on the Subject Leases or the Pharmacy Records.  There are no proceedings, investigations, audits or claims now pending or threatened against Zellers in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, that may result in an Encumbrance of any nature on the Subject Leases or the Pharmacy Records.  Zellers is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of An Act Respecting the Quebec Sales Tax with respect to the Quebec sales tax, and its registration numbers are: 12196 8549 RT0001 and 101049 4016 TQ1002, respectively.

(l)                                     Brokers.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Zellers or any of its Affiliates.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TARGET CANADA AND TARGET

Section 6.1                                   Representations and Warranties of Target Canada and Target.

Target Canada and Target represent and warrant as of the Execution Date as follows to Zellers and acknowledge and confirm that Zellers is relying on such representations and warranties in connection with the sale by Zellers of the Subject Leases and the Pharmacy Records:

(a)                                  Incorporation and Corporate Power.  Target is and Target Canada is or will be a corporation incorporated and existing under the laws of its jurisdiction of incorporation and it has or will have the corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements.

(b)                                 Corporate Authorization.  The execution and delivery of and performance by Target and Target Canada of this Agreement and the Ancillary Agreements have been or will be at or prior to the First Tranche Closing Date authorized by all necessary corporate action on the part of Target and each Target Canada.

(c)                                  No Conflict.  The execution and delivery of this Agreement and the Ancillary Agreements, and the performance by Target and Target Canada of the transactions contemplated by this Agreement and the Ancillary Agreements, do not constitute or result in a violation or breach of, or conflict with, or default under, or allow any Person to exercise any rights under, any of the terms or provisions of:

(i)                                     its constating documents or by-laws; or

(ii)                                  any Laws applicable to Target or a Target Canada, as applicable.

(d)                                 Required Authorizations.  Except for the Competition Act Approval, no material filing with, notice to or Authorization of, any Governmental Entity is required on the part of Target or Target Canada as a condition to the lawful completion of the transactions contemplated by this Agreement, except with respect to any filing related to the transfer of the Pharmacy Records.

(e)                                  Execution and Binding Obligation.  This Agreement has been duly executed and delivered by Target and constitutes legal, valid and binding agreements of it, enforceable against it in accordance with its terms, subject to any limitation under applicable Laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies including specific performance and injunction.

(f)                                    Financing.  Target has, and will have at the relevant Closing Date, sufficient funds on hand or available to fund the payment of the Purchase Price by Target Canada.

(g)                                 Litigation.  There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to Target’s knowledge, threatened against Target or Target Canada, which, to the extent outstanding or if determined adversely to Target or Target Canada, would prohibit any of the transactions contemplated by this Agreement.

(h)                                 Brokers.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target or Target Canada.

(i)                                     Due Diligence.  Target and Target Canada have conducted to their satisfaction an independent investigation of the Subject Leases and Subject Leased Properties

(including all matters relating to the leasehold and underlying freehold title thereto), and, in making the determination to proceed with the transactions contemplated by the Agreement, has relied solely on the results of their own independent investigation, the representations and warranties of Zellers in this Agreement and the covenants of Zellers pursuant to this Agreement and the Ancillary Agreements; provided that nothing in this Section 6.1(i) shall be construed as limiting the scope of Zellers’ representations, warranties, and covenants pursuant to this Agreement and the Ancillary Agreements or the ability of Target or Target Canada to rely upon them.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1                                   Actions to Satisfy Closing Conditions.

Subject to this Article 7, Zellers will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 8.1 (provided that, solely for purposes of this Section 7.1, the condition set forth in Section 8.1(a)(ii) shall be deemed to require the representations and warranties contained in Section 5.1(i) to be true and correct in all material respects as of the relevant Closing Date with respect to each of the First Tranche Subject Leases or the Second Tranche Subject Leases, as the case may be) and Target will use its commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 8.2.

Section 7.2                                   Request for Consents.

(1)                                  From and after the Execution Date, Target and Target Canada shall request such consents, approvals, licenses and agreements (including amendments to Leases) from such Landlords and other Persons as Target may determine to be necessary or desirable.  Subject to Section 7.2(4), Zellers agrees to reasonably cooperate with Target and Target Canada in such efforts, as Target may from time to time request.

(2)                                  Target agrees that, if it elects to approach a Landlord with a request for a consent or approval, Target will include among its requests to such Landlord a request that Zellers be released from all Lease obligations accruing after the relevant Closing Date (provided that nothing in this Section 7.2(2) shall limit the obligations of Zellers as subtenant under the Subleases).  Obtaining the agreement of any Landlord to any such request shall not be a condition to Closing and in no event will Target have any liability to Zellers if any request for such release is not granted.

(3)                                  If Target or Target Canada has designated a Lease as a Subject Lease for assignment on a Closing Date but has not obtained all consents and approvals determined by Target or Target Canada to be necessary or desirable, Target shall have the option to exclude such Lease from the Subject Leases to be assigned at the Closing and such excluded Lease shall no longer be a Subject Lease, but there shall be no reduction in the Purchase Price on account of such exclusion.

(4)                                  In no event shall Zellers or HBC be obligated to bear any expense or pay any fee or grant any concession in connection with Target or Target Canada seeking to obtain consents, authorizations or approvals to the assignment of Subject Leases.  All fees, costs and expenses payable to third parties in connection with obtaining consents, including increased rents, landlord administration and consent fees and landlord counsel fees shall be paid by Target Canada.

(5)                                  If any Landlord fails or refuses to provide any consent requested by Target or Target Canada (or requested by Zellers, at the request of Target or Target Canada), Zellers shall assign to Target Canada with respect to Subject Leases that are assigned to Target Canada or its Designee any rights, claims or Damages that may be available by reason of such failure or refusal (including any right to commence and prosecute any legal action against such Landlord on account of such failure or refusal), and Zellers will cooperate with Target Canada’s efforts in connection with any such action.

(6)                                  Target and Target Canada acknowledge and agree as follows:

(a)                                  Target Canada and Target shall be solely responsible for any costs, fees, Damages, Lease Defaults, any increase in any base rent, operating costs, additional rents, percentage rents, and other charges payable under any of the Subject Leases and any other consequences as a result of the failure to request or to obtain any consents, authorizations or approvals to the assignment of the Subject Leases to Target Canada or a Designee or Designees (whether on or any time after the relevant Closing Date) or to the Subleases or to the Wind-Down Actions of Zellers and furthermore that such failure to request or obtain said consents, authorizations or approvals does not in any way limit or otherwise impact the obligations of Target or Target Canada under this Agreement, including Target Canada’s obligation to complete the transactions contemplated herein on the relevant Closing Date; and

(b)                                 that it shall indemnify and hold harmless Zellers and HBC of and from any costs, fees and Damages resulting from the actions of Target or Target Canada or any Designee or those acting by or on behalf of Target or Target Canada or any Designees in seeking consents and approvals to assign the Subject Leases to Target Canada or its Designee or Designees (whether on or anytime after the relevant Closing Dates), the Subleases and the Wind-Down Actions (including under Section 7.2(6)(a) and Section 7.2(4)).

Section 7.3                                   Filings and Authorizations.

(1)                                  Each of Zellers and Target Canada, as promptly as practicable after the Execution Date, will use its commercially reasonable efforts to make, or cause to be made, all filings with, give all notices to, and obtain all Authorizations from, Governmental Entities that are necessary and desirable for the lawful completion of the assignment of the Subject Leases to Target Canada or applicable Designee or Designees and where the failure to do so would have a material adverse effect on the business of Target Canada, after the First Tranche Closing Date, taken as a whole.  Target Canada will pay all filing fees incurred in connection with any such required Authorization, including Competition Act Approval.

(2)                                  Notwithstanding any other provision in this Agreement, Target will take and will cause Target Canada to take all actions necessary to obtain as expeditiously as possible (and in any event so as to permit the First Tranche Closing Date to occur as soon as possible), at its own expense, all Authorizations (including Competition Act Approval) required in connection with the lawful assignment of the Subject Leases to Target Canada or applicable Designee or Designees, including negotiating and effecting by consent agreement or order, hold separate arrangement, undertakings or any form of behavioural remedy or commitment.

(3)                                  The Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 7.3(3) and Section 7.3(2) including providing each other with advance copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (including notices and information which Zellers or Target Canada, in each case acting reasonably, consider highly confidential and sensitive, which notices and information may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondences received from any Governmental Entity.  Each of Zellers and Target Canada shall keep the other apprised of the status of any such communications with, and any such inquiries or requests for additional information from, any Governmental Entities, and each Party shall comply promptly with such inquiry or request. No Party shall independently participate in any meeting, negotiation or material discussion with any Governmental Entity in respect of any such filings, inquiries, or requests, without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

(4)                                  As used in this Agreement, “Competition Act Approval” means the earlier of:

(a)                                  either (A) the issuance to Target Canada of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that she would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, or (B) Target Canada shall have been advised in writing by the Commissioner of Competition that she is of the view that grounds do not exist as of the date of the advice to initiate proceedings under the merger provisions of the Competition Act in respect of the transactions contemplated by this Agreement; and

(b)                                 the waiting period, including any extension thereof, under Section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act.

Section 7.4                                   Risk of Loss.

If, prior to the relevant Closing Date, all or any part of the Subject Leased Properties are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Entity, the representations and warranties of Zellers that are not true and correct in all material respects as of the relevant Closing Date solely as a result of such destruction, damage, appropriation, expropriation or seizure will be deemed to be true and correct in all material respects as of the relevant Closing Date for all purposes of this Agreement, and Target Canada will complete the transactions contemplated by this Agreement without reduction of the Purchase Price, in which event all proceeds of any insurance (or which would have been available except for Zellers’ election of deductibles or self-insurance, which amounts Zellers shall be responsible to contribute) or compensation will be payable to Target Canada and all right and claim of Zellers to any such amounts not paid by the relevant Closing Date will be assigned to Target Canada.

Section 7.5                                   Confidentiality.

Target acknowledges having signed a confidentiality agreement between Target and Zellers.  Subject to Section 7.2, Target Canada agrees that except as provided in this Agreement and the Ancillary Agreements, the confidentiality agreement continues to apply and Target Canada is bound by its terms.  The confidentiality agreement will cease to apply with respect to each Subject Lease and Subject Leased Property upon the assignment of such Subject Lease in accordance with this Agreement, and following the Second Tranche Closing Date the confidentiality agreement will terminate except as to Leases that are not Subject Leases.  Zellers acknowledges that Target will be filing a copy of this Agreement with the United States Securities and Exchange Commission in accordance with Laws.

Section 7.6                                   Lease Amendments, Renewals and Notices.

(1)                                  From and after the Execution Date to and including the Second Tranche Closing Date Zellers will not amend, modify, consent to, grant any approval or take any action, or omit to take any action, under or with respect to any Lease (other than the enforcement of rights under or with respect to any Lease), without the prior written consent of Target Canada, provided (i) if the action taken with respect to the Lease in question is required to allow the continued operation of the Zellers store, then Target Canada’s consent may not be unreasonably conditioned or withheld, and (ii) if the immediately preceding clause (i) does not apply, then Target Canada may provide, condition or withhold such consent in its sole and absolute discretion. For the purposes of each of the foregoing matters referred to in this Section 7.6(1) in respect of any Lease and/or any other matter relating to the operation and administration of any Leased Property prior to the Second Tranche Closing Date that require Target Canada’s consent or approval (each a “Consent Matter”), Zellers, through Brian Pall or Bruce Moore (each an “Authorized Zellers Representative”), may make requests from time to time for Target Canada’s consent or approval with respect to any Consent Matter directly to Joan Ahrens (the “Authorized Target Representative”).  For the purposes of this Agreement, any consent or approval with respect to any Consent Matter given by the Authorized Target Representative to an Authorized Zellers Representative from time to time, by email or other form of written communication (which email or other communication shall clearly reference this Section 7.6), shall constitute written consent of Target Canada for all purposes with respect to such Consent Matter.

(2)                                  Section 7.6(2) of the Disclosure Letter lists each Lease (if any) that requires Zellers to deliver notice or otherwise take steps in order to extend or renew the term of such Lease after the Execution Date and prior to December 31, 2011, and the last date (the “Renewal Notice Expiration Date”) by which such notice must be given or such steps taken.

Target Canada shall elect by Notice given to Zellers no later than 30 days (or 14 days, with respect to Leases with a Renewal Notice Expiration Date prior to February 28, 2011) prior to the Renewal Notice Expiration Date as to whether the Lease is a Subject Lease and if so, whether Target Canada wishes to have the term extended or renewed.  Failing delivery of Target Canada’s Notice as aforesaid, Zellers may elect whether or not to renew or extend such Lease in its discretion, and in no event will Zellers have any liability to Target or Target Canada if such Notice is not delivered.

(3)                                  From and after the Execution Date, to and including the Second Tranche Closing Date, Zellers will use its commercially reasonable efforts to provide to Target Canada (a) a copy of each Default Notice relating to the Leased Properties within two Business Days of receipt by Zellers or any Affiliate of Zellers of such Default Notice, and (b) a copy of each notice of default or claimed default sent by Zellers to any Landlord within two Business Days of the date any such notice is sent.

(4)                                  The terms of this Section 7.6 do not apply in respect of any Lease which Target Canada or Target notifies Zellers will not be a Subject Lease.

Section 7.7            Zellers Entity Cooperation.

(1)                                  Zellers, HBC and their Affiliates (each, a “Zellers Entity”) currently own, lease, ground lease or hold other similar interests in one or more of the developments in which a Subject Leased Property was or is located (each, a “Subject Development”).

(2)                                  Zellers and HBC, on behalf of each Zellers Entity, agree to fully cooperate, subject to the allocation of costs set out in Section 7.7(2)(h), in order to allow Target Canada, Target, any Designee permitted under Section 2.7 and any of their respective Affiliates (each, a “Target Entity”), to enter, operate, develop, remodel and/or redevelop each Subject Development for any uses which are consistent with a first class retail shopping centre in Canada, including a Target discount department store (which store may include, pharmacy, restaurant and food sales operations without restriction as to product types or size of areas devoted to such items) as is typically operated, from time to time, in the United States or Canada (the “Permitted Use”).  Zellers and HBC will cause each Zellers Entity on its own behalf and on behalf of those claiming, by, through and under such Zellers Entity, with respect to a Subject Development only:

(a)                                  to modify, waive, release and terminate all use restrictions and use exclusives benefiting or enforceable by the Zellers Entity that would limit or prohibit the operation of any Permitted Use by a Target Entity.

(b)                                 to consent to the temporary reduction, cessation or reasonable modification of operations of the Target Entity at any Subject Leased Property so as to allow for the remodelling, development or redevelopment of such Subject Leased Property which consent shall be given without such Zellers Entity availing itself of any rights in connection with such consent, including a reduction of rent, right to cease operations, right of termination or any other similar provision, if such consent relates to any Subject Development;

(c)                                  to grant all consents and approvals for the remodelling, developing or redeveloping the interior of any building (provided that any change to the location or size of such building shall be subject to the provisions of Section 7.7(2)(e)) located or to be located on or within a Subject Development;

(d)                                 to grant all consents and approvals for the remodelling, developing or redeveloping the exterior elevations of any building (including building signage, branding, architectural details and closure of entrances to the Target Entity’s building) located or to be located on or within a Subject Development (provided that any change to the location or size of such building shall be subject to the provisions of Section 7.7(2)(e)), as well as any appurtenances immediately adjacent to the Target Entity’s building (e.g., sidewalks, landscaping and loading docks), but not other common areas;

(e)                                  to grant all consents and approvals for remodelling, developing or redeveloping any Subject Development (including the relocation or any change in the size of any building) and any freestanding signage; provided however, that notwithstanding the foregoing, the Zellers Entities shall have no obligation under this Section 7.7(2)(e) to (i) incur any Damages, liability, costs or expenses from a third party claim (other than those contemplated to be incurred by a Zellers Entity pursuant to Section 7.7(2)(h)); (ii) take or to refrain from taking any action, or to consent, approve, support or withhold objection to any matter or thing, which would or could reasonably be expected to result in Damages, liability, costs or expenses to any Zellers Entity from a third party claim (other than those contemplated to be incurred by a Zellers Entity pursuant to Section 7.7(2)(h)), in connection with the breach of any Laws or any Encumbrances existing as of the Execution Date by or to which a Zellers Entity is a party or to which it is subject, or which affects a Subject Development; or (iii) take or to refrain from taking any action, or to consent, approve, support or withhold objection to any matter or thing which would, or could reasonably be expected to, materially adversely affect the use, operation, signage, parking rights in any “primary parking field”, access to common areas, full pedestrian and vehicular access to all existing internal and external roadways and walkways of any Bay store or the business conducted therein (clauses (i), (ii) and (iii) are collectively, the “Approval Restrictions”).  If any Approval Restrictions do exist under item (ii) above, each Zellers Entity will use its commercially reasonable efforts (without payment of consideration or repayment of debt) to (a) obtain the consent from any Person benefiting from such Approval Restriction and/or (b) allow for the requested co-operation of the Zellers Entity to be given in accordance with this Section 7.7;

(f)                                    to join in applications for all permits, variances, special uses, licenses or authorizations deemed necessary or desirable by the Target Entity in connection with remodelling, development or redevelopment of the Subject Leased Property for the foregoing purposes, and to the extent such request is in compliance with Section 7.7(2)(e), the balance of any Subject Development; provided however, that no Zellers Entity shall have any obligation to join in any of the foregoing to the extent that such item would expose such Zellers Entity to Damages, liability, costs or expenses except to the extent the foregoing relate to the Zellers Entity’s authority to issue such authorization or the Target Entity agrees to protect the Zellers Entity with respect to risks through an indemnity or other arrangement satisfactory to Zellers;

(g)                                 not to seek, request or demand any charge or concession from any Target Entity or any other third party in connection with fulfilling its obligations under this Section 7.7, except as set forth in Section 7.7(2)(h); and

(h)                                 for each of the first 10 locations selected by any Target Entity (on an aggregate basis for all Target Entities) for cooperation by any Zellers Entity under this Section 7.7, such Zellers Entity shall be responsible and pay for all of the out of pocket costs incurred by such Zellers Entity in connection with any requests for cooperation made by such Target Entity relating to the initial redevelopment of such location by the Target Entity.  Thereafter, all requests for cooperation by any Target Entity relating to (i) each additional location, or (ii) to the extent unrelated to the initial redevelopment, each of the initial 10 locations, the related Zellers Entity and the Target Entity shall each be responsible for paying 50% of the out of pocket costs incurred by such Zellers Entity with respect to any such requests, and the Target Entity shall reimburse the Zellers Entity for its share of such costs in accordance with arrangements to be made between the related Target Entity and the Zellers Entity each acting reasonably.

(3)                                  Target Canada acknowledges that five Subject Developments (which are the following: Devonshire Mall, Windsor; Square One, Mississauga; Centrepoint Mall, North York; Les Promenades, St Bruno; and downtown Winnipeg, Manitoba) held by Zellers Entity Affiliates are subject to an existing Mortgage in favour of GE Capital Canada Finance Inc. which may be breached by the actions contemplated under Sections 7.7(2)(a) through (d) above.  The remaining Subject Developments are not subject to any other material restrictions relating to such actions under any Mortgage known to Zellers relating to the Subject Development as of the Execution Date.  If the Zellers Entity reasonably determines that such a breach will occur, then the Zellers Entity will use its commercially reasonable efforts (without payment of consideration or repayment of debt) to (i) obtain the consent from the Mortgage holder benefiting from the Approval Restriction in Section 7.7(2)(e)(ii) and/or (ii) allow for the requested co-operation of the Zellers Entity to be given in accordance with this Section 7.7.

(4)                                  So as to allow each Target Entity to confirm a Zellers Entity’s compliance with the provisions of this Section 7.7 prior to commencing any of the above activities, each Zellers Entity will, upon a request of a Target Entity, enter into reasonable written documentation evidencing its agreement with respect to all approvals, consents and other requests of such Target Entity with respect to such contemplated location prior to the acquisition by such party.

(5)                                  Zellers and HBC, on behalf of each Zellers Entity, each agree that no Zellers Entity will subordinate its interest (or further restrict its rights to comply with the provisions of this Section 7.7) in any Subject Development to any future encumbrance unless such Zellers Entity receives a written non-disturbance agreement from the holder of such encumbrance with respect to the provisions of this Section 7.7.

(6)                                  The obligations of Zellers, HBC and each Zellers Entity pursuant to this Section 7.7 shall be binding upon the successors and assigns of each such Zellers Entity, including each successor owner of the Zellers Entity’s interest in the Subject Development to which such obligations may now or in the future relate.  Such obligations shall bind and benefit, as the case may require, the heirs, legal representatives, assigns and successors of the respective parties, and all covenants, conditions and agreements contained in this Section 7.7 shall be construed (to the extent permitted by Laws) as covenants running with the land with respect to each Subject Development. Without limiting the generality of the foregoing, each Zellers Entity shall, at its sole cost and expense (a) inform in writing each successor, assign and purchaser of each Subject Development of the provisions of this Section 7.7, and (b) cause each such successor, assign and purchaser to assume in writing the obligations of this Section 7.7.

(7)                                  Zellers and HBC, on behalf of each Zellers Entity, each agree that upon the request of any Target Entity, it shall execute, or cause the relevant Zellers Entity to execute, to the extent permitted by Laws (with such recordation being at the sole cost of such Target Entity), a recordable memorandum evidencing (i) the agreements contained in this Section 7.7 which may (at the Target Entity’s option and cost) be registered on title in the applicable real estate records and (ii) all actions taken by such Zellers Entity pursuant to this Section 7.7.

(8)                                  Notwithstanding anything to the contrary in this Agreement, the obligations of each Zellers Entity and Target Entity under this Section 7.7 shall commence on the Execution Date and expire on that date that is 10 years after the Second Tranche Closing Date.

ARTICLE 8
CONDITIONS OF CLOSING

Section 8.1                                   Conditions for the Benefit of Target and Target Canada.

The assignment and transfer of the Subject Leases and the payment of the applicable portion of the Purchase Price are subject to the following conditions being satisfied on or prior to the relevant Closing Date, which conditions are for the exclusive benefit of Target Canada and Target and may be waived, in whole or in part, by Target in its sole discretion:

(a)                                  Truth of Representations and Warranties.

(i)                                     The representations and warranties of Zellers contained in this Agreement other than the representations and warranties contained in Sections 5.1(g), 5.1(h) and 5.1(i) must be true and correct in all material respects as of the relevant Closing Date with the same force and effect as if such representations and warranties were made on and as of such date.  However, (A) any such representations or warranties relating to Subject Leases as of the First Tranche Closing Date need only be true and correct in all material respects as they relate to the First Tranche Subject Leases, (B) any such representations or warranties relating to Subject Leases as of the Second Tranche Closing Date need only be true and correct in all material respects as they relate to the Second Tranche Subject Leases, (C) if any such representation and warranty is qualified by materiality, it must be true and correct in all respects after giving effect to such qualification and (D) if any such representation and warranty speaks only as of a specific date (excluding for this purpose the reference to the Execution Date appearing in the first sentence of Section 5.1) it only needs to be true and correct as of that date.

(ii)                                  The failure of the representations and warranties of Zellers contained in Sections 5.1(g), 5.1(h) and 5.1(i) (without regard, in the case of the representations and warranties contained in Sections 5.1(i)(iii), 5.1(i)(vii), and 5.1(i)(viii), to any qualification to such representations and warranties made in the Disclosure Letter) to be true and correct in all material respects as of the relevant Closing Date shall not affect 100 or more Leases designated at any time on (even if later removed from) the First Tranche Selection List or the Second Tranche Selection List in the aggregate for all Closing Dates.  However, (A) any such representations or warranties relating to Subject Leases as of the First Tranche Closing Date need only be true and correct in all material respects as they relate to the First Tranche Subject Leases, (B) any such representations or warranties relating to Subject Leases as of the Second Tranche Closing Date need only be true and correct in all material respects as they relate to the Second Tranche Subject Leases, (C) if any such representation and warranty is qualified by materiality, it must be true and correct in all respects after giving effect to such qualification, and (D) if any such representation and warranty speaks only as of a specific date (excluding for this purpose the reference to the Execution Date appearing in the first sentence of Section 5.1) it only needs to be true and correct as of that date.

(iii)                               Target Canada must receive a certificate of a senior officer of Zellers as to the matters in this Section 8.1(a).

(b)                                 Performance of Covenants.  Zellers must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the relevant Closing Date (except for any such covenants requiring Zellers to use commercially reasonable or similar efforts), and Target Canada must receive a certificate of a senior officer of Zellers to that effect.

(c)                                  Competition Act Approval.  The Competition Act Approval must have been obtained.

(d)                                 No Legal Action.  No action, proceeding, order or notice will have been made, issued or delivered by any Governmental Entity prohibiting a material portion of the transactions contemplated by this Agreement.

(e)                                  Release of Monetary Liens. Target shall have received evidence reasonably satisfactory to it of the release of any Monetary Liens on Zellers’ leasehold interest in any of the First Tranche Subject Leased Properties (as of the First Tranche Closing Date) or the Second Tranche Subject Leased Properties (as of the Second Tranche Closing Date), except that, with respect to any Monetary Lien under clause (3) of the definition of Monetary Lien, Target shall have received evidence reasonably satisfactory to it of the payment of the obligation underlying such Monetary Lien or such underlying obligation shall be the subject of an adjustment under Section 3.3.

Section 8.2                                   Conditions for the Benefit of Zellers.

The assignment and transfer of the Subject Leases and the payment of the applicable portion of the Purchase Price are subject to the following conditions being satisfied on or prior to the relevant Closing Date, which conditions are for the exclusive benefit of Zellers and may be waived, in whole or in part, by Zellers in its sole discretion:

(a)                                  Truth of Representations and Warranties.  The representations and warranties of each of Target Canada and Target contained in this Agreement must be true and correct in all material respects as of the relevant Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date. However, if a representation and warranty is qualified by materiality, it must be true and correct in all respects after giving effect to such qualification. Zellers must receive a certificate of a senior officer of each of Target Canada and Target to the matters in this paragraph.

(b)                                 Performance of Covenants.  Each of Target Canada and Target must have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the relevant Closing Date (except for any such covenants requiring Target or Target Canada to use commercially reasonable or similar efforts), and Zellers must receive a certificate of a senior officer of each of Target Canada and Target to that effect.

(c)                                  Competition Act Approval.  The Competition Act Approval must have been obtained.

(d)                                 No Legal Action.  No action, proceeding, order or notice will have been made, issued or delivered by any Governmental Entity prohibiting a material portion of the transactions contemplated by this Agreement.

(e)                                  Tax Registration.  Target Canada will be duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to goods and service tax and harmonized sales tax and, where applicable, under Division I of Chapter VIII of Title I of An Act Respecting the Quebec Sales Tax, and its registration numbers will have been provided to Zellers prior to the First Tranche Closing Date.

ARTICLE 9
CLOSING

Section 9.1                                   Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto,

Ontario, at 10:00 a.m. (Toronto time) on each Closing Date or at such other place, on such other date and at such other time as Zellers and Target Canada may agree to in writing.

Section 9.2                                   Zellers’ Closing Deliveries.

On each Closing Date Zellers shall deliver or cause to be delivered to Target Canada the following documents (other than the Brand Waiver, which shall only be delivered on the First Tranche Closing Date), executed by Zellers or such other necessary Persons where applicable:

(a)                                  (i) an assignment and assumption agreement with respect to each of the relevant Subject Leases which Target Canada has not identified for assignment to a Designee, substantially in the form attached as Section 9.2(a) of the Disclosure Letter (the “Lease Assignment and Assumption Agreement”), and (ii) a Designee Assignment and Assumption Agreement with respect to each of the relevant Subject Leases which Target Canada has identified for assignment to a Designee;

(b)                                 the Subleases with respect to the relevant Subject Leased Properties;

(c)                                  a certificate of a duly authorized officer of Zellers certifying: (i) the constating documents and by-laws of Zellers; (ii) resolutions of the directors of Zellers authorizing this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) the incumbency and signatures of the officers of Zellers executing this Agreement; and (iv) the matters set forth in Section 8.1(a) and Section 8.1(b);

(d)                                 a certificate of a duly authorized officer of HBC certifying: (i) the constating documents and by-laws of HBC; (ii) resolutions of the directors of HBC authorizing this Agreement and its obligations under this Agreement; (iii) the incumbency and signatures of the officers of HBC executing this Agreement;

(e)                                  an agreement waiving exclusivity by Zellers and HBC, on their own behalf and on behalf of their Affiliates, with respect to brands licensed to or controlled by Zellers and agreeing not to enforce by any means any of their current trademarks against any trademarks used by, applied for, or registered to Target, in the form attached as Section 9.2(e) of the Disclosure Letter (the “Brand Waiver”);

(f)                                    such documentation, including declarations and certificates, as may be customarily required by any title insurer (provided Zellers and any officer thereof shall not be required to provide any such documentation to the extent same expands the scope of any representation or covenant furnished to Target Canada in this Agreement or which creates personal liability to the title insurer) and shall execute the statements required of a vendor in s. 50(22) of the Planning Act (Ontario) and similar legislation in other provinces (to the extent Zellers does not have knowledge contrary to such statements);

(g)                                 an undertaking by Zellers to re-adjust the Final Adjustments in accordance with Section 3.3;

(h)                                 all Books and Records of Zellers and its Affiliates in their possession or control relating to the relevant Subject Leased Properties or the relevant Subject Leases; provided that, subject to Zellers’ execution of a confidentiality agreement in a form reasonably acceptable to Zellers and Target Canada with respect to such Books and Records, Zellers shall have the right to retain a copy of any Books and Records for use in compliance with Laws or in connection with investigations or litigation; and

(i)                                     all other documents which Target Canada reasonably requests to give effect to the transactions contemplated by this Agreement.

Section 9.3                                   Target Canada’s Closing Deliveries.

On each Closing Date Target Canada shall deliver or cause to be delivered to Zellers the following documents (other than the Brand Waiver, which shall only be delivered on the First Tranche Closing Date), executed by Target Canada or such other necessary Persons (other than Zellers or Affiliate of Zellers that is transferring Pharmacy Records hereunder) where applicable:

(a)                                  a wire transfer in satisfaction of the First Tranche Purchase Price or the Second Tranche Purchase Price, as applicable, in accordance with Section 3.2;

(b)                                 (i) a Lease Assignment and Assumption Agreement with respect to each of the relevant Subject Leases which Target Canada has not identified for assignment to a Designee, and (ii) a Designee Assignment and Assumption Agreement, duly executed by the applicable Designee (and not by Target Canada), with respect to each of the relevant Subject Leases which Target Canada has identified for assignment to a Designee;

(c)                                  the Subleases with respect to the relevant Subject Leased Properties duly executed by Target Canada, or if applicable, its Designees;

(d)                                 a certificate of a duly authorized officer of Target Canada certifying: (i) the constating documents and by-laws of Target Canada; (ii) resolutions of the directors of Target Canada authorizing this Agreement and the consummation of the transactions contemplated by Target Canada; (iii) the incumbency and signatures of the officers of Target Canada executing this Agreement; and (iv) the matters set forth in Section 8.2(a) and Section 8.2(b);

(e)                                  a certificate of a duly authorized officer of Target certifying: (i) the constating documents and by-laws of Target; (ii) resolutions of the directors of Target authorizing this Agreement and its obligations under this Agreement; (iii) the incumbency and signatures of the officers of Target executing this Agreement; and (iv) the matters set forth in Section 8.2(a) and Section 8.2(b);

(f)                                    an undertaking by Target Canada to re-adjust the Final Adjustments in accordance with Section 3.3;

(g)                                 a Goods and Services Tax, Harmonized Sales Tax and Quebec Sales Tax Declaration and Indemnity in the form specified in Section 9.3(g) of the Disclosure Letter; and

(h)                                 all other documents which Zellers reasonably requests to give effect to the transactions contemplated by this Agreement.

Section 9.4                                   Closing Procedures.

(1)                                  Subject to satisfaction or waiver by the relevant Party of the conditions of closing, on each Closing Date, Zellers will deliver the instruments of conveyance described in Section 9.2 to Target Canada and upon such delivery Target Canada will pay or satisfy the Purchase Price in accordance with Section 3.2.  The assignment of a Subject Lease will take effect at the Effective Time on the applicable Closing Date or Delivery Date.

(2)                                  Zellers and Target Canada covenant and agree to enter into and to cause their respective solicitors to enter into a closing arrangement as is customary for each province providing for the delivery of closing documents, the electronic submission or physical submission of documents for registration, as applicable, and other details relating to closing and registration.

Section 9.5                                   Closing Direction and Acknowledgement

Upon the satisfaction or waiver by the relevant parties of the conditions to closing on the Second Tranche Closing Date, Target Canada will countersign the form of direction and acknowledgement attached hereto as Schedule A thereby acknowledging that all conditions of closing in Section 8.1 of this Agreement have been satisfied or waived. Target Canada hereby agrees that upon execution of the attached form of direction and acknowledgment it has an irrevocable unconditional obligation to wire the Second Tranche Purchase Price in its entirety on October 3, 2011 without any right of set-off (except as contemplated by Section 11.10(3), to the extent that Target Canada has asserted such right of set-off on or prior to the Second Tranche Closing Date) in accordance with the direction delivered by Zellers to Target Canada on or before the Second Tranche Closing Date. The parties confirm that upon execution and delivery of such direction and acknowledgement, the Second Tranche Closing shall be complete and the value of the consideration shall have been satisfied by the promise to pay the Second Tranche Purchase Price pursuant to this Agreement.

ARTICLE 10
TERMINATION

Section 10.1                            Termination Rights.

This Agreement may, by notice in writing, be terminated on the Outside Date:

(a)                                  by Target Canada if any of the conditions in Section 8.1 have not been satisfied in respect of the First Tranche Subject Leased Properties as of the Outside Date and Target Canada has not waived such conditions at or prior to the First Tranche Closing Date, provided that Target Canada may not terminate this Agreement under this Section 10.1(a) to the extent that such conditions have not been satisfied as a result of the failure of Target or Target Canada to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to the First Tranche Closing Date; or

(b)                                 by Zellers if any of the conditions in Section 8.2 have not been satisfied as in respect of the First Tranche Subject Leased Properties as of the Outside Date and Zellers has not waived such condition at or prior to the First Tranche Closing Date, provided that Zellers may not terminate this Agreement under this Section 10.1(b) to the extent that such conditions have not been satisfied as a result of a failure of Zellers or HBC to perform any one or more of its obligations or covenants under this Agreement to be performed at or prior to the First Tranche Closing Date.

Section 10.2                            Effect of Termination.

If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights in the event of non-fulfilment, non-observance or non-performance of any other representation, warranty, condition, obligation or covenant in whole or in part or to its rights to recover Damages for any incorrectness in or breach of any representation, warranty, condition, obligation or covenant in whole or in part.

ARTICLE 11
INDEMNIFICATION

Section 11.1                            Liability for Representations and Warranties.

The representations and warranties contained in this Agreement and the certificates delivered pursuant to Section 8.1(a) and Section 8.2(a) continue in full force and effect for a period of one year after the relevant Closing Date, except that:

(a)                                  the representations and warranties set out in Section 5.1(a), Section 5.1(b), Section 5.1(e), Section 5.1(f), Section 6.1(a), Section 6.1(b), and Section 6.1(e) and the corresponding representations and warranties set out in the certificates delivered pursuant to Section 8.1(a) and Section 8.2(a) survive and continue in full force and effect without limitation of time;

(b)                                 the representations and warranties set out in Section 5.1(k) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a)), will survive and continue in full force and effect until 6 months after the expiration of the period during which any tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend.  Such period will be determined without regard to any consent, waiver, agreement or other document, made or filed after the Closing Date that extends the period during which a Governmental Entity may issue a tax assessment.  A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under Laws;

(c)                                  the representations and warranties set out in Section 5.1(h) and Section 5.1(i) (and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a)) as they relate to a Subject Lease will survive and continue in full force and effect until the date that is one year after the relevant Vacancy Date for such Subject Lease; and

(d)                                 there is no limitation as to time for claims against a Party based on fraudulent misrepresentation by that Party.

Section 11.2                            Indemnification in Favour of Target and Target Canada.

Subject to Section 11.5, Zellers will indemnify and save Target and Target Canada and their respective directors, officers, employees, agents and shareholders harmless from and against, and will pay for, all Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)                                  any failure of any representation or warranty in Article 5 to be true and correct as of the Execution Date or to be true and correct in all material respects as of the relevant Closing Date (or, with respect to any such representation or warranty that speaks only as of a specific date (excluding for this purpose the reference to the Execution Date appearing in the first sentence of Section 5.1), any failure of such representation or warranty to be true and correct as of such date), in each case for which a notice of claim under Section 11.6 has been provided to Zellers within the applicable time period specified in Section 11.1;

(b)                                 any failure of Zellers to perform or fulfil any of its covenants or obligations under this Agreement;

(c)                                  the use or occupancy of any Subject Leased Property on or prior to the applicable Closing Date;

(d)                                 the ownership, management or control of the operations conducted on any Subject Leased Property on or prior to the relevant Closing Date by Zellers (or any of its Affiliates, subtenants or licensees) where such ownership, management or control results in the release of contaminants for which Target or Target Canada is found liable by a Governmental Entity; and

(e)                                  any Excluded Liabilities.

Section 11.3                            Indemnification in Favour of Zellers.

Subject to Section 11.5, Target Canada will indemnify and save Zellers and its directors, officers, employees, agents and shareholders harmless from and against, and will pay for, all Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)                                  any failure of any representation or warranty in Article 6 to be true and correct as of the Execution Date or to be true and correct in all material respects as of the relevant Closing Date (or, with respect to any such representation or warranty that speaks only as of a specific date (excluding for this purpose the reference to the Execution Date appearing in the first sentence of Section 6.1), any failure of such representation or warranty to be true and correct as of such date), in each case for which a notice of claim under Section 11.6 has been provided to Target Canada within the applicable time period specified in Section 11.1;

(b)                                 any failure of Target Canada to perform or fulfil any of its covenants or obligations under this Agreement;

(c)                                  the Assumed Liabilities;

(d)                                 the use or occupancy of any Subject Leased Property after the applicable Closing Date, subject to the obligations of Zellers under the applicable Sublease; and

(e)                                  the ownership, management or control of the operations conducted on any of the Subject Leased Properties after the relevant Closing Date by Target Canada (or any of its Affiliates, subtenants or licensees) where such ownership, management or control results in the release of contaminants for which Zellers is found liable by a Governmental Entity, subject to the obligations of Zellers under the applicable Sublease.

Section 11.4                            Bulk Sales and Retail Sales Tax Waiver.

In respect of the transactions contemplated by this Agreement, Target Canada and the applicable Designee or Designees shall not require Zellers to comply, or to assist Target Canada or the applicable Designee or Designees to comply, with the requirements of (a) the Bulk Sales Act (Ontario), if applicable, or (b) section 6 of the Retail Sales Tax Act (Ontario) or any equivalent or corresponding provisions under any other applicable legislation.  Notwithstanding the foregoing, Zellers shall indemnify and save harmless Target, Target Canada and the applicable Designee or Designees and their respective directors, officers, employees, agents and shareholders, on an after-Tax basis, from and against, and will pay for, all Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to such non-compliance.

Section 11.5                            Limitations.

(1)                                  A Party has no obligation or liability for indemnification or otherwise with respect to any representation or warranty made by such Party in this Agreement, or the certificates delivered pursuant to Section 8.1(a) and Section 8.2(a), after the end of the applicable time period specified in Section 11.1, except for claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.

(2)                                  A Party has no liability for, or obligation with respect to, any punitive or aggravated damages, except to the extent awarded to a third party in a Third Party Claim.

(3)                                  A Party has no obligation to make any payment for Damages for indemnification or otherwise with respect to the matters described in Section 11.2 or Section 11.3, as applicable:

(a)                                  until the total of all Damages with respect to such matters exceeds $18 million, after which such Party shall be liable to make payment for all such Damages including such $18 million; and

(b)                                 to the extent such Damages exceed a maximum of $450 million;

provided that the forgoing limitations shall not apply to Damages with respect to any breach of covenant, Excluded Liabilities, Assumed Liabilities or any of the matters referred to in Section 11.1(a), Section 11.1(b), Section 11.1(d), Section 11.2(c), Section 11.2(d), Section 11.3(d) or Section 11.3(e).

(4)                                  A Party has no obligation to make any payment for Damages for indemnification or otherwise to the extent such Damages exceed a maximum of $1,825,000,000.

Section 11.6                            Notification.

(1)                                  If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim.  The notice must specify in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

(2)                                  If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim.

(3)                                  Notice to an Indemnifying Party under this Section 11.6 of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement.  Upon receipt of such notice, the provisions of Section 11.9 will apply to any Third Party Claim and the provisions of Section 11.8 will apply to any Direct Claim.

Section 11.7                            Limitation Periods.

Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) or any other statute, a proceeding in respect of a claim for indemnification or otherwise arising from any breach or inaccuracy of any representation or warranty in this Agreement may be commenced in accordance with this Agreement. Any applicable limitation period is extended or varied to the full extent permitted by law to give effect to this Section 11.7.

Section 11.8                            Procedure for Direct Claims.

(1)                                  Following receipt of notice of a Direct Claim, the Indemnifying Party has 60 days to investigate the Direct Claim and respond in writing.  For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2)                                  If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 60-day period specified in Section 11.8(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the 30-day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that 30-day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60-day period specified in Section 11.8(1), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

Section 11.9                            Procedure for Third Party Claims.

(1)                                  Upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(2)                                  In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 30 days of Indemnifying Party’s receipt of notice of the Third Party Claim and acknowledge that the Third Party Claim is within the scope of its obligation to indemnify the Indemnified Party in accordance with and subject to the terms of this Article 11.

(3)                                  If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a)                                  the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim; provided, however, that if the defendants named in the Third Party Claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there are legal defences or rights available to it that are in actual or potential conflict with those available to the Indemnifying Party, then the Indemnified Party shall have the right to select one law firm to act, at the Indemnifying Party’s expense, as separate counsel on behalf of the Indemnified Party; and

(b)                                 the Indemnifying Party will reimburse the Indemnified Party for all costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.

(4)                                  If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(5)                                  The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(a)                                  the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement; and

(b)                                 the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

(6)                                  The Indemnified Party and the Indemnifying Party agree to keep the other fully informed of the status of any Third Party Claim and any related proceedings.  If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim.  The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of.  The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

Section 11.10                     Remedies.

(1)                                  Except as provided in this Section 11.10, the indemnities provided in this Agreement constitute the only remedy of a Party against another Party in the event of any breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.

(2)                                  The Parties may exercise their rights of termination in Section 10.1 and their rights of indemnity in Section 13.3.

(3)                                  Target and Target Canada may set off against any amounts payable by either or both of them to Zellers or HBC under this Agreement, any amounts owing to either or both of them by Zellers, HBC or any of their Affiliates under this Agreement or any Ancillary Agreement, including any amounts so owing under any indemnification obligations, up to a maximum aggregate amount to be so set off of $90 million.

(4)                                  The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party inadequately compensable in damages.  Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security).

(5)                                  Each of the Parties expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

Section 11.11                     One Recovery.

An Indemnified Party is not entitled to double recovery for any claims even though they may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

Section 11.12                     Duty to Mitigate.

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.  If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Damages of the Indemnified Party will be reduced by the amount of insurance proceeds actually recovered by the Indemnified Party, net of any out-of-pocket costs incurred in obtaining such recovery and net of the present value of any increase in insurance premiums reasonably attributable to such recovery.

Section 11.13                     Adjustment to Purchase Price.

Any payment made by Zellers or HBC to Target Canada under this Article 11 shall be deemed to be a dollar-for-dollar decrease in the Purchase Price.  A payment made by Target Canada or Target under this Article 11 shall be deemed to be a dollar-for-dollar increase in the Purchase Price.

ARTICLE 12
OTHER COVENANTS

Section 12.1                            Guarantee by HBC.

(1)                                  HBC hereby unconditionally, absolutely, continuingly and irrevocably guarantees to Target Canada and the Indemnified Parties listed in Section 11.2 the timely payment, if any, and performance by Zellers (and its permitted assignees) of its obligations and liabilities arising under or pursuant to this Agreement and the Ancillary Agreements whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the “Zellers Liabilities”).

(2)                                  Target Canada shall not be required to prosecute collection or seek to enforce or resort to any remedies against Zellers or any other Person liable to Target Canada or any such Indemnified Parties on account of Zellers Liabilities or any guaranty thereof.  HBC’s liabilities shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by Target Canada or any of such Indemnified Parties to do or take any of the actions or things described in this Agreement, (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Zellers (or its permitted assignees) or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, Zellers (or its permitted assignees) or any of its respective assets, or (iii) any allegation concerning, or contest of the legality or validity of, the indemnification obligations under this Agreement.

(3)                                  HBC hereby expressly waives the right to interpose all substantive and procedural defences of the law of guaranty, indemnification and suretyship, except the defences of prior payment or prior performance.

(4)                                  Without limiting the generality of Section 12.1(1), Section 12.1(2) or Section 12.1(3), the liability of HBC under this Section 12.1 shall not be deemed to have been waived, released, discharged, impaired or affected by (a) the granting of any indulgence or extension of time to Zellers as subtenant under any Sublease, (b) the assignment of any Sublease, or the subletting of the premises under any Sublease by Zellers as subtenant under any Sublease, with or without Target Canada’s consent, (c) the expiration of the term of any Sublease, (d) if Zellers, as subtenant under any Sublease, holds over beyond the term of the Sublease, (e) the rejection, disaffirmance or disclaimer of any Sublease by any party in any action or proceeding, (f) any defect or invalidity of any Sublease, or (g) any amendment, supplement or replacement of any Sublease.  The liability of HBC shall not be affected by any repossession, re-entry or re-letting of any Subject Leased Property by Target Canada as sublandlord under any Sublease.

(5)                                  In addition to the guarantee specified in Section 12.1(1), HBC shall indemnify and save Target Canada and the Indemnified Parties listed in Section 11.2 harmless from and against all Damages it or they may suffer as a result or consequence of any inability by Target Canada or such Indemnified Parties to recover the ultimate balance due or remaining due or remaining unpaid to Target Canada and such Indemnified Parties in respect of Zellers Liabilities.

Section 12.2                            Target Guarantee.

(1)                                  Target hereby unconditionally, absolutely, continuingly and irrevocably guarantees to Zellers, HBC, and the Indemnified Parties listed in Section 11.3 the timely payment, if any, and performance by Target Canada (and its permitted assignees, including any Designee pursuant to Section 2.7, but excluding each Investment Grade Designee who enters into a Designee Assignment and Assumption Agreement or other assumption document pursuant to Section 2.7 (the “Assignees”)), of its obligations and liabilities arising under or pursuant to this Agreement and the Ancillary Agreements, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the “Target Canada Liabilities”).

(2)                                  Zellers shall not be required to prosecute collection or seek to enforce or resort to any remedies against Target Canada, any Assignee or any other Person liable to Zellers or any such Indemnified Parties on account of Target Canada Liabilities or any guaranty thereof.  Target’s liabilities shall in no way be impaired, affected, reduced or released by reason of (i) the failure or delay by Zellers or any of such Indemnified Parties to do or take any of the actions or things described in this Agreement, (ii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Target Canada (or Assignees’) or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting, Target Canada (or its Assignees) or any of its respective assets, or (iii) any allegation concerning, or contest of the legality or validity of, the indemnification obligations under this Agreement.

(3)                                  Target hereby expressly waives the right to interpose all substantive and procedural defences of the law of guaranty, indemnification and suretyship, except the defences of prior payment or prior performance.

(4)                                  In addition to the guarantee specified in Section 12.2(1), Target shall indemnify and save Zellers, HBC and the Indemnified Parties listed in Section 11.3 harmless from and against all Damages it or they may suffer as a result or consequence of any inability by Zellers, HBC or such Indemnified Parties to recover the ultimate balance due or remaining due or remaining unpaid to Zellers, HBC and such Indemnified Parties in respect of Target Canada Liabilities.

Section 12.3                            Further Assurances.

From time to time before and after the relevant Closing Date, each Party will, at the request of any other Party, execute and deliver such additional conveyances, transfers, documents, instruments and other assurances as may be reasonably required to effectively consummate the transactions contemplated by this Agreement and carry out the intent of this Agreement.

ARTICLE 13
MISCELLANEOUS

Section 13.1                            Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement or any Ancillary Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)                                  to Zellers and HBC at:

401 Bay Street
Suite 500
Toronto, Ontario M5H 2Y4

Attention:	General Manager, Legal Services
Telephone:	(416) 861-6932
Facsimile:	(416) 861-4200

with a copy (which shall not constitute notice) to:

Hudson’s Bay Trading Company, LP
3 Manhattanville Road, 2nd Floor
Purchase, New York 10577

Attention:	Vice President and Secretary
Telephone:	(914) 272-8067
Facsimile:	(914) 272-8088

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9

Attention:	Ian Putnam
Telephone:	(416) 869-5506
Facsimile:	(416) 947-0866

(b) to Target Canada and Target at:

Target Corporation
1000 Nicollet Mall, TPS-2670
Minneapolis, MN 55403

Attention:	Timothy R. Baer, Executive Vice-President, General Counsel,
Sean D. Kelly, Senior Group Counsel, and

Alexander G. Tselos, Senior Counsel, Real Estate
Telephone:	(612) 696-6908
Facsimile:	(612) 696-6909

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
Box 50, Suite 6100
1 First Canadian Place
Toronto, Ontario M5X 1B8

Attention:	Terry Burgoyne and Heather McKean
Telephone:	(416) 362-2111
Facsimile:	(416) 862-6666

with a further copy (which shall not constitute notice) to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402

Attention: Michael A. Stanchfield and John R. Wheaton
Telephone: (612) 766-7000
Facsimile: (612) 766-1600

A Notice is deemed to be given and received (i) if sent by personal delivery or same-day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile.  A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing.  Any subsequent Notice must be sent to the Party at its changed address.  Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 13.2                            Time of the Essence.

Time is of the essence in this Agreement.

Section 13.3                            Brokers.

Zellers shall indemnify and save harmless Target Canada and Target from and against any and all Damages and Third Party Claims whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Zellers or any of its Affiliates.  Target Canada shall indemnify and save harmless Zellers and HBC from and against any and all Damages and Third Party Claims whatsoever for any fee, commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for Target Canada or any of its Affiliates.  These indemnities are not subject to any of the limitations set out in Article 11.

Section 13.4                            Announcements.

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and approval of Target, or except if required by Law or a Governmental Entity.  Where the public disclosure is required by Law or a Governmental Entity, the Party required to make the public disclosure (if not Target) will use its commercially reasonable efforts to obtain the approval of Target as to the form, nature and extent of the disclosure.  The initial announcements of the transactions contemplated by this Agreement will be made in the form of attached as Section 13.4 of the Disclosure Letter.

Section 13.5                            Third Party Beneficiaries.

Except as provided in Section 7.7, Zellers, HBC, Target and Target Canada intend that this Agreement will not benefit or create any right or cause of action directly in favour of any Person, other than the Parties; provided however, that the foregoing shall not limit or prohibit (i) Target or Target Canada from pursuing any and all claims, damages, remedies and rights provided hereunder on behalf of itself or for the benefit of any Designee or other assignee of Target Canada or (ii) any Designee from directly pursuing any rights under any Ancillary Agreements to which such Designee is a party.  Except for the Indemnified Parties, no Person, other than the Parties, shall be entitled to directly rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.  To the extent required by law to give full effect to these direct rights, Target Canada agrees and acknowledges that it is acting as agent and/or as trustee of its Indemnified Parties.  The Parties reserve their right, subject to unanimous agreement among the Parties, to vary or rescind the rights, granted by or under this Agreement to any Person who is not a Party, at any time and in any way whatsoever, without notice to or consent of that Person, including any Indemnified Party.

Section 13.6                            Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.  The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 13.7                            Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Zellers and Target.

Section 13.8                            Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 13.9                            Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive each of the relevant Closing Dates.

Section 13.10                     Subdivision Laws.

This Agreement shall only be effective to create an interest in the Subject Leased Properties if the subdivision control provisions of the Planning Act (Ontario) and similar Laws governing the subdivision or severance of real property in other provinces are complied with on or before the relevant Closing Date in respect of such Subject Leased Properties.  If necessary at any time and from time to time, Zellers shall forthwith apply for and use reasonable commercial efforts to obtain all necessary consents under such Laws as required in order to carry out the transactions contemplated by this Agreement in respect of the Subject Leased Properties including, without limitation:

(i)                                     any necessary consents that were or are required in respect of any Subject Lease and any transfer occurring prior to the Execution Date; and

(ii)                                  any necessary consents that were or are required to allow Target Canada to obtain the benefit of the full term (including renewal rights) in excess of any reduced term that is deemed to be incorporated in the Subject Lease in the event a required consent was not obtained;

on or before the relevant Closing, and comply with any and all conditions imposed in respect of such consent, at its sole cost and expense.  Nothing in this Section 13.10, including non-compliance with the Planning Act (Ontario) and similar Laws governing subdivision or severance of real property in other provinces, will in any way affect Target Canada’s obligation to complete the transactions contemplated by this Agreement, including paying the entire Purchase Price as contemplated by Section 3.1 without deduction or abatement of any kind; provided, however, that if such a consent will not reasonably be obtained by the relevant Closing Date, Target or Target Canada may take such interest, subject to such consent being obtained by Target or Target Canada at its expense following the relevant Closing Date or select another Subject Lease by notice given to Zellers.

Section 13.11                     Entire Agreement.

This Agreement, together with Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or the Ancillary Agreements.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 13.12                     Successors and Assigns.

(1)                                  This Agreement becomes effective only when executed by Zellers, HBC and Target.  After that time, it is binding on and enures to the benefit of Zellers, HBC and Target, and Target Canada upon compliance with Section 1.12, and their respective successors and permitted assigns.

(2)                                  Other than as contemplated in Section 13.12 and Section 2.7, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

Section 13.13                     Severability.

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

Section 13.14                     Governing Law.

(1)                                  This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)                                  Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 13.15                     Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.16                     Effect of Amendment and Restatement.

This Agreement sets out the Original Transaction Agreement as amended and restated by the parties and supersedes the Original Transaction Agreement and the Amending Agreement from the date hereof. The Original Transaction Agreement has been restated as provided herein solely for the purposes of reflecting the amendments thereto, and all references to the Original Transaction Agreement in any other document shall be deemed to be referenced to this Agreement without further amendment thereto.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Amended and Restated Transaction Agreement.

ZELLERS INC.

By:
Authorized Signing Officer

By:	David Pickwoad
Authorized Signing Officer

Dated:	9/12/2011

HUDSON’S BAY COMPANY

By:
Authorized Signing Officer

By:	David Pickwoad
Authorized Signing Officer

Dated:	9/12/2011

TARGET CORPORATION

By:	Douglas A. Scovanner
Authorized Signing Officer

Dated:	9/12/2011

TARGET CANADA CO.

By:	Patricia A. Johnson
Authorized Signing Officer

Dated:	9/12/2011